Filed pursuant to Rule 424(b)(3)
Registration No. 333-205447
PROSPECTUS
FelCor Lodging Limited Partnership
Offer to Exchange up to
$475,000,000
Aggregate Principal Amount of
Newly Issued 6.000% Senior Notes Due 2025 and Related Guarantees
Registered under the Securities Act of 1933, as Amended

For

a Like Principal Amount of
Outstanding Restricted 6.000% Senior Notes Due 2025
Issued on May 21, 2015
The Exchange Offer will expire at 5:00 p.m., New York City time, on September 4, 2015, unless we extend the Exchange Offer. We do not currently intend to extend the Exchange Offer.

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We are offering to exchange up to $475 million aggregate principal amount of new 6.000% Senior Notes due 2025, or the Exchange Notes, that have been registered under the Securities Act of 1933, as amended, or the Securities Act, for an equal principal amount of our outstanding 6.000% Senior Notes due 2025, or the Original Notes, issued in a private offering on May 21, 2015. We refer to the Exchange Notes and the Original Notes collectively as the Notes. We refer to this offer to exchange as the Exchange Offer.

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We will exchange all the Original Notes that are validly tendered and not validly withdrawn prior to the closing of the Exchange Offer for an equal principal amount of Exchange Notes that have been registered under the Securities Act.

•	You may withdraw tenders of the Original Notes at any time prior to the expiration or termination of the Exchange Offer.

•
The terms of the Exchange Notes to be issued will be substantially identical to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes.

•
We believe the exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer will not be a taxable event for United States federal income tax purposes. See “Certain Material United States Federal Income Tax Considerations” on page 78 for more information.

•	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.

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No public market exists for the Original Notes. We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system and, therefore, no active public market is anticipated for the Exchange Notes.

•	Broker‑dealers who receive the Exchange Notes pursuant to the Exchange Offer must acknowledge that they will deliver a prospectus in connection with any resale of such Exchange Notes.

•
Broker‑dealers who acquired the Original Notes as a result of market‑ making or other trading activities may use this prospectus for the Exchange Offer, as supplemented or amended, in connection with resales of the Exchange Notes.

The Exchange Notes will be unconditionally guaranteed (the “Guarantees”), jointly and severally, on a senior unsecured basis by FelCor Lodging Trust Incorporated, or FelCor, our general partner, and our subsidiaries that guarantee our 5.625% Senior Secured Notes due 2023, or our 5.625% Notes, to which we refer collectively as the “Guarantors.” The Exchange Notes will be senior unsecured obligations of FelCor Lodging Limited Partnership, or FelCor LP, which is more than 99.5% owned by FelCor. The Exchange Notes will not be secured by any assets of FelCor, FelCor LP or any of their subsidiaries. The Exchange Notes will rank (i) equal in right of payment with any existing or future senior unsecured debt, (ii) senior in right of payment to any future subordinated debt and (iii) effectively junior to any of our secured debt, including the 5.625% Notes, to the extent of the assets securing such other debt, and structurally subordinated to any liabilities of our subsidiaries that do not guarantee the Exchange Notes, including our obligations under our secured line of credit facility, or the Line of Credit Facility.
See “Risk Factors” beginning on page 7 for a discussion of risks that you should consider before tendering your Original Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2015.

TABLE OF CONTENTS

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If you are a broker-dealer that receives the Exchange Notes for your own account pursuant to the Exchange Offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. The letter of transmittal accompanying this prospectus states that, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of the Exchange Notes. We have agreed that, for a period of 180 days after the consummation of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.
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This prospectus incorporates important business and financial information that is not included in or delivered with this document. This information is available without charge upon written or oral request. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is September 4, 2015. See “Incorporation of Certain Documents by Reference.” Materials can be requested by contacting us at:
FelCor Lodging Trust Incorporated
Attention: Investor Relations
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
(972) 444-4900

You should rely only on the information contained in this document and any supplement, including the periodic reports and other information we file with the Securities and Exchange Commission or to which we have referred you. See “Where You Can Find Additional Information.” We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

MARKET AND INDUSTRY DATA

We obtained market data and certain other industry data and forecasts used throughout or incorporated in this prospectus from internal analysis and market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of such information. Similarly, while we believe that the internal analysis and market research, industry data and forecasts are reliable, we have not independently verified such data, and neither we nor the initial purchasers make any representation as to the accuracy of such information.
TRADEMARKS
This prospectus contains registered trademarks, service marks and brand names owned or licensed by companies other than us, and which are the exclusive property of their respective owners. None of the owners of these trademarks, service marks or brand names, their affiliates or any of their respective officers, directors, agents or employees, is an issuer or underwriter of the Exchange Notes. In addition, none of such persons has or will have any responsibility or liability for any information contained in this prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus, as well as other written and oral statements made or incorporated by reference from time to time by us and our representatives in other reports, filings with the Securities and Exchange Commission, or the Commission, press releases, conferences, or otherwise, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, including, without limitation, “believes,” “expects,” “anticipates,” “may,” “will,” “should,”, “could”, “would,” “seeks,” “pro forma” or other variations of these terms, including their use in the negative, or by discussions of strategies, plans or intentions. A number of factors could cause actual results to differ materially from those anticipated by these forward-looking statements. Among these factors are:

•	the state of the U.S. economy generally or in specific geographic regions in which we operate, and the effect of general economic conditions on the lodging industry in particular;

•	market trends in our industry, including room supply, interest rates, real estate values and the capital markets;

•	future terrorist activities and political instability;

•	changes in the global economic and political environment;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our failure to maintain our status as a REIT;

•	our overall debt levels and our ability to refinance or obtain new financing and service debt;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our ability to complete hotel dispositions at acceptable prices and to pursue our growth strategy and acquisition activities;

•	competitive conditions in the lodging industry; and

•
other factors discussed from time to time in our filings with the Commission, including factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 27, 2015.

Certain of these rules and uncertainties are described in greater detail under “Risk Factors” beginning on page 7.

In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The forward-looking statements included in this prospectus, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the information contained in this prospectus, including “Risk Factors,” and the documents incorporated by reference, which identify important factors that could cause these differences. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update any forward-looking statements to reflect future events or circumstances.

SUMMARY
This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider when deciding whether to participate in the Exchange Offer. You should read the following summary together with the entire prospectus and the accompanying letter of transmittal, including the more detailed information regarding us, the Exchange Notes and the consolidated financial statements and the related notes incorporated by reference into this prospectus. You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors” in this prospectus before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”
Unless otherwise indicated or the context otherwise requires, the words “we,” “our,” “ours,” “us” and the “Company” refer to FelCor or FelCor LP, and their respective subsidiaries, collectively.
FelCor and FelCor LP
FelCor is a Maryland corporation operating as a real estate investment trust, or REIT. FelCor is the sole general partner of, and the owner of a greater than 99.5% partnership interest in, FelCor LP, which is the issuer of the Notes, through which it held ownership interests in 46 hotels with approximately 13,743 rooms as of March 31, 2015.
Our Properties
We own a diversified portfolio of hotels managed and branded by Hilton, Wyndham, Marriott, IHG, Starwood, Fairmont, Highgate, Morgans, and Aimbridge. Our hotels are high-quality lodging properties with respect to desirability of location, size, facilities, physical condition, quality and variety of services offered in the markets in which they are located. Our hotels appeal to a broad range of hotel customers, including frequent business travelers, groups and conventions, as well as leisure travelers. They generally feature comfortable, modern guest rooms, meeting and convention facilities and full-service restaurant and catering facilities.
We lease 44 of our 45 hotels to our taxable REIT subsidiaries, or TRSs, of which we own a controlling interest. We operate one 50% owned hotel without a lease. Because we own controlling interests in these lessees, we consolidate our interests in these 44 hotels (which we refer to as our “Consolidated Hotels”) and reflect those hotels’ operating revenues and expenses in our statements of operations.
     The following table shows the distribution of hotel brands among our 44 Consolidated Hotels as of March 31, 2015:

Number of Properties
Embassy Suites Hotels®	18
Wyndham® and Wyndham Grand®	8
Renaissance® and Marriott®	3
DoubleTree by Hilton® and Hilton®	3
Sheraton®	2
Fairmont®	1
Holiday Inn®	2
Morgans and Royalton	2
The Knickerbocker	1
Core hotels	40
Non-strategic hotels(a)	4
Consolidated Hotels	44

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(a)
Excludes one hotel held for sale that was under contract for sale as of March 31, 2015 and was sold during the second quarter of 2015. Subsequent to March 31, 2015, all of our remaining non-strategic hotels were placed under contract for sale, two of which were sold during the second quarter of 2015.

Corporate Information
FelCor is a Maryland corporation operating as a REIT. Our principal executive offices are located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, and our telephone number is (972) 444-4900. The address of our website is www.felcor.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

The Exchange Offer
The summary below describes the principal terms of the Exchange Offer and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus titled “The Exchange Offer” contains a more detailed description of the terms and conditions of the Exchange Offer.
On May 21, 2015, we issued and sold $475 million aggregate principal amount of Original Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Scotia Capital (USA) Inc., BBVA Securities Inc., BMO Capital Markets Corp., Fifth Third Securities, Inc. and U.S. Bancorp Investments, Inc. We refer to these parties collectively in this prospectus as the “initial purchasers.” In connection with this sale, we and the Guarantors entered into a registration rights agreement with the representatives of the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to complete an Exchange Offer for the Original Notes. We are offering to exchange up to $475 million aggregate principal amount of the Exchange Notes for all of our outstanding Original Notes.

Notes Offered..........................................	$475 million aggregate principal amount of 6.000% Senior Notes due 2025.

The exchange of the Original Notes for the Exchange Notes will be registered under the Securities Act. The terms of the Exchange Notes and the Original Notes are identical in all material respects, except for transfer restrictions, registration rights relating to the Original Notes and certain provisions relating to increased interest rates in connection with the Original Notes under circumstances related to the timing of the Exchange Offer. You are urged to read the discussions under the heading “The Exchange Notes” in this Summary for further information regarding the Exchange Notes.

The Exchange Offer.................................	We are offering to exchange the Exchange Notes for up to $475 million aggregate principal amount of the Original Notes.

The Original Notes may be exchanged only in aggregate principal amounts of $1,000, and any integral multiple of $1,000 in excess thereof. In this prospectus, the term “Exchange Offer” means this offer to exchange the Exchange Notes for the Original Notes in accordance with the terms set forth in this prospectus and the accompanying letter of transmittal. You are entitled to exchange your Original Notes for the Exchange Notes.

Expiration Date; Withdrawal of Tender...
The Exchange Offer will expire at 5:00 p.m., New York City time, on September 4, 2015, or such later date and time to which it may be extended by us. The tender of the Original Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date of the Exchange Offer. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof promptly after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer...........
Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Original Notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Commission. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Original Notes....................................................	If you wish to accept the Exchange Offer and tender your Original Notes, you must either:

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such letter of transmittal, or the facsimile, together with the Original Notes and any other required documentation, to the exchange agent at the address set forth herein; or

• if the Original Notes are tendered pursuant to book‑entry procedures, the tendering holder must arrange with the Depository Trust Company (“DTC”), to cause an agent’s message to be transmitted through DTC’s Automated Tender Offer Program System with the required information (including a book‑entry confirmation) to the exchange agent. There is no procedure for guaranteed late delivery of the Original Notes.

Consequences of Failure to Exchange....
If you are eligible to participate in this Exchange Offer and you do not tender your Original Notes as described in this prospectus, your Original Notes may continue to be subject to transfer restrictions. As a result of the transfer restrictions and the availability of the Exchange Notes, the market for the Original Notes is likely to be much less liquid than before this Exchange Offer. The Original Notes will, after this Exchange Offer, bear interest at the same rate as the Exchange Notes. The Original Notes will not retain any rights under the registration rights agreement.

Broker‑Dealers........................................
Each broker‑dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Original Notes were acquired by such broker‑dealer as a result of market‑making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Use of Proceeds.......................................	We will not receive any proceeds from the Exchange Offer. See “Use of Proceeds.”
Exchange Agent.......................................	U.S. Bank National Association is serving as the exchange agent in connection with the Exchange Offer.
Fees and Expenses...................................	We will pay all expenses related to this Exchange Offer. See “The Exchange Offer—Fees and Expenses.”
U.S. Federal Income Tax Consequences.
We believe that the exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event for U.S. Federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See “Certain Material U.S. Federal Income Tax Considerations.”

The Exchange Notes
The summary below describes the principal terms of the Exchange Notes and is not intended to be complete. The terms of the Exchange Notes to be issued will be substantially identical to the Original Notes, except that the Exchange Notes will be registered under the Securities Act, and the transfer restrictions, registration rights and additional interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes, and the same indenture will govern the Exchange Notes as the Original Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Notes.

Issuer..................................................	FelCor LP
Notes Offered....................................	$475 million aggregate principal amount of 6.000% Senior Notes Due 2025.
Maturity Date....................................	June 1, 2025
Interest Payment Dates....................	Interest on the Exchange Notes is payable on June 1 and December 1 of each year, beginning on December 1, 2015.
Guarantees.........................................
The Exchange Notes will be unconditionally guaranteed on a senior unsecured basis, jointly and severally, by FelCor and certain subsidiaries of FelCor LP. See “Description of the Exchange Notes—Guarantees.”

Ranking..............................................
The Exchange Notes will be senior unsecured obligations of FelCor LP. The Guarantees will be senior unsecured obligations of each Guarantor. The Exchange Notes and Guarantees will rank (i) equal in right of payment with any of our and the Guarantors’ existing or future senior unsecured debt, (ii) senior in right of payment to any of our and the Guarantors’ future subordinated debt and (iii) effectively junior to any of our and the Guarantors’ secured debt, including the 5.625% Notes, to the extent of the value of the assets securing such other debt, and structurally subordinated to any liabilities of our subsidiaries that do not guarantee the Exchange Notes, including our obligations under our Line of Credit Facility.

As of March 31, 2015, on an as-adjusted basis after giving effect to the offering of the Original Notes and the application of the proceeds therefrom, we and our consolidated subsidiaries would have had approximately $1.5 billion of indebtedness, of which approximately $543 million would have been indebtedness of our non-guarantor subsidiaries and is structurally senior to the Exchange Notes and Guarantees. Our non-guarantor subsidiaries had $512 million of liabilities outstanding as of March 31, 2015. See “Description of the Exchange Notes—Ranking.”

Optional Redemption.......................
At any time (which may be more than once) on or prior to June 1, 2018, we may, at our option, redeem up to 35% of the Exchange Notes with the net proceeds of certain equity offerings at the premium set forth in this prospectus plus accrued and unpaid interest to the date of redemption, subject to certain conditions.

At any time prior to June 1, 2020, we may redeem the Exchange Notes, in whole or in part, at a price equal to 100% of the principal amount of the Exchange Notes redeemed, plus a “make-whole” premium as described under “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption. At any time on or after June 1, 2020, we may redeem the Exchange Notes at the redemption price described under the heading “Description of the Exchange Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control, Asset Sales........
If we experience a defined change of control and, under certain circumstances, if we sell assets, we may be required to offer to repurchase the Exchange Notes on the terms set forth in “Description of the Exchange Notes.” We may not have sufficient funds available at the time of any change of control to effect the repurchase, if required. See “Description of the Exchange Notes — Repurchase of Notes upon a Change of Control.”

Certain Indenture Provisions..........	The indenture governing the Notes, or the Indenture, limits our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt;
• incur additional secured debt and subsidiary debt;
• make certain distributions, investments and other restricted payments;
• permit restricted subsidiaries to make payments to us;
• issue or sell stock of restricted subsidiaries;
• enter into transactions with affiliates;
• create liens, including, but not limited to, pledges on the equity interests in the Guarantors;
• sell assets;
• enter into certain sale-leaseback transactions;
• encumber assets; and
• with respect to FelCor LP and FelCor, consolidate, merge or sell all or substantially all of their assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes —Covenants.”
No Public Market..............................
The Exchange Notes will be a new issue of securities for which there is currently no established market. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or an automated dealer quotation system. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Use of Proceeds.................................	We will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. See “Use of Proceeds.”
Risk Factors.......................................
You should carefully consider all information in this prospectus. In particular, you should evaluate the specific risks described in the section titled “Risk Factors” in this prospectus and in the documents incorporated by reference herein for a discussion of risks relating to an exchange of the Original Notes for the Exchange Notes. Please read that section carefully before you decide whether to exchange the Original Notes for the Exchange Notes.

RISK FACTORS
You should carefully consider the risk factors described below and all of the information contained in or incorporated by reference into this prospectus before making a decision to participate in the Exchange Offer. If any of those risks actually occurs, our business, financial condition and results of operations could suffer and could cause the value of the Exchange Notes to decline, which in turn could cause you to lose all or part of your investment. The risks and uncertainties described in this prospectus and the documents incorporated herein by reference are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
Risks Related to the Exchange Offer

If you do not properly tender your Original Notes, you will continue to hold unregistered Original Notes and your ability to transfer your Original Notes will be limited.

We will only issue the Exchange Notes in exchange for the Original Notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes and you should carefully follow the instructions on how to tender your Original Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes. If you do not tender your Original Notes properly or if we do not accept your Original Notes because you did not tender your Original Notes properly, then, after we consummate the Exchange Offer, you may continue to hold Original Notes that are subject to the existing transfer restrictions. In addition, if you tender your Original Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives the Exchange Notes for your own account in exchange for the Original Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. After the Exchange Offer is consummated, if you continue to hold any Original Notes, you may have difficulty selling them.

If an active trading market for the Exchange Notes does not develop, the liquidity and value of the Exchange Notes could be harmed.

There is no existing market for the Exchange Notes. An active public market for the Exchange Notes may not develop or, if developed, may not continue. If an active public market does not develop or is not maintained, you may not be able to sell your Exchange Notes at their fair market value or at all.

Even if a public market for the Exchange Notes develops, trading prices will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. Declines in the market for debt securities generally may also materially and adversely affect the liquidity of the Exchange Notes, independent of our financial performance.

You must comply with the Exchange Offer procedures in order to receive the Exchange Notes.

The Exchange Notes will be issued in exchange for the Original Notes only after timely receipt by the exchange agent of the Original Notes or a book-entry confirmation related thereto, a properly completed and executed letter of transmittal or an agent’s message and all other required documentation. If you want to tender your Original Notes in exchange for the Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of the Original Notes for exchange. The Original Notes that are not tendered or are tendered but not accepted will, following the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Original Notes in the Exchange Offer to participate in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled “The Exchange Offer” and “Plan of Distribution” later in this prospectus.

Some persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the Exchange Notes.

Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., Commission no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., Commission no-action letter (June 5, 1991) and Shearman & Sterling, Commission no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your Exchange Notes. In these cases, if you transfer any Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Exchange Notes
We have substantial financial leverage.
As of March 31, 2015, our consolidated debt ($1.5 billion) represented approximately 47% of our total enterprise value. Declining revenues and cash flow may adversely affect our public debt ratings and may limit our access to additional debt. Historically, we have incurred debt for acquisitions and to fund our renovation, redevelopment and rebranding programs. If our access to additional debt financing is limited, our ability to fund these programs or acquire hotels in the future could be adversely affected. Also, we cannot assure you that we will be able to refinance any of our debt on a timely basis or on satisfactory terms, if at all.
Financial leverage can have negative consequences. For example, it could:

•	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

•	limit our ability to refinance existing debt;

•	limit our ability to pay dividends, invest in unconsolidated joint ventures, etc.;

•	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for capital expenditures, future business opportunities, paying dividends or other purposes;

•	limit our flexibility to make, or react to, changes in our business and our industry; and

•	place us at a competitive disadvantage, compared to our competitors that have less leverage.
The repayment of the Exchange Notes is effectively junior to substantially all of our existing and future secured debt and the existing and future secured debt of our Guarantors to the extent of the value of the assets securing such indebtedness and is structurally junior to the liabilities of non-guarantor subsidiaries.
The Exchange Notes, and each Guarantee of the Exchange Notes, will be unsecured obligations and will rank equally, as to right to payment, with our existing and future unsecured senior debt. The Exchange Notes will be effectively junior in right of payment to all of our and our Guarantors’ secured debt, including the 5.625% Notes, to the extent of the value of the collateral securing such debt, and structurally subordinated to the liabilities of our non-guarantor subsidiaries, including our obligations under our Line of Credit Facility. In addition, the Indenture governing the Exchange Notes will permit us to release the subsidiary Guarantors from their subsidiary Guarantees under certain circumstances, including without limitation, a simultaneous release of such subsidiary Guarantor from its guarantee of any other indebtedness of us or FelCor. See “Description of the Exchange Notes—Limitation on Issuances of Guarantees by Restricted Subsidiaries.” In such case, the Exchange Notes would be structurally subordinated to any liabilities of such released subsidiary Guarantors. As of March 31, 2015, on an adjusted basis after giving effect to this offering and the application of the proceeds therefrom, we and our consolidated subsidiaries would have had approximately $1.5 billion of indebtedness, of which approximately $543 million would have been secured indebtedness of our non-guarantor subsidiaries, and is effectively or structurally senior to the Exchange Notes and the subsidiary Guarantees. Our non-guarantor subsidiaries had $512 million of liabilities outstanding as of March 31, 2015. The 5.625% Notes and the Line of Credit Facility are secured and, to the extent of the value of such collateral, are effectively senior and, in the case of the Line of Credit Facility, structurally senior, to the Exchange Notes.
As of March 31, 2015, we had no other unsecured debt other than trade payables and intercompany loans.
If we default on our obligations under any of our secured debt, the holders of such secured debt could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Exchange Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of the Exchange Notes will be entitled to receive any payment with respect thereto. As a result, the holders of the Exchange Notes may recover proportionally less than holders of secured indebtedness.
Our debt agreements will allow us to incur additional debt that, if incurred, could exacerbate the other risks described herein.
We may incur substantial debt in the future. Although the instruments governing our debt contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If we add incremental debt, the leverage-related risks described above would intensify.
We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the Exchange Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.
Compliance with, or failure to comply with, our financial covenants may adversely affect our financial position and results of operations.
The indentures governing our existing 5.625% Notes and the Indenture governing the Exchange Notes require that we satisfy total leverage, secured leverage and interest coverage tests in order, among other things, to: (i) incur certain additional indebtedness except to refinance maturing debt with replacement debt, as defined under our indentures; (ii) pay dividends other than to maintain FelCor’s REIT status; (iii) repurchase FelCor’s capital stock; or (iv) merge. These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.

Various political, economic, social or business risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and financial thresholds. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default could permit lenders to accelerate the maturity of obligations under these agreements and to foreclose upon any collateral securing those obligations. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions could significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.
Certain of our subsidiaries have been formed as special purpose entities, or SPEs. These SPEs have incurred mortgage debt secured by the assets of those SPEs, which debt is non-recourse to us, except in connection with certain customary recourse “carve-outs,” including fraud, misapplication of funds, etc., in which case this debt could become fully recourse to us.
Repayment of our debt, including the Exchange Notes, is partially dependent on cash flow generated by our subsidiaries.
Repayment of our indebtedness, including the Exchange Notes, is partially dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are Guarantors of the Exchange Notes, our subsidiaries do not have any obligation to pay amounts due on the Exchange Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Exchange Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the Indenture limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Exchange Notes.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.
Any default under the agreements governing our indebtedness, including a default under our existing 5.625% Notes or the Line of Credit Facility, that is not waived by the required holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our existing Line of Credit Facility or the indenture governing our 5.625% Notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•
the lenders under our existing Line of Credit Facility could elect to terminate their revolving commitments thereunder or cease making further loans, and the lenders under our existing Line of Credit Facility and the trustee and holders of our 5.625% Notes could elect to institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.
If our operating performance declines, we may in the future need to obtain waivers from the required holders of indebtedness under our existing Line of Credit Facility or the indenture governing our 5.625% Notes or any other indebtedness to avoid being in default. If we breach our covenants under our existing Line of Credit Facility or the indenture governing our 5.625% Notes or any other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required holders of such indebtedness. If this occurs, we would be in default under our existing Line of Credit Facility or the indenture governing our 5.625% Notes or any other indebtedness, the holders of such indebtedness could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.
We may not have the funds necessary to finance a repurchase required by the indenture in the event of a change of control.
Upon the occurrence of a “change of control” as defined under “Description of the Exchange Notes,” holders of the Exchange Notes will have the right to require us to repurchase their Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient financial resources or the ability to arrange financing to pay the repurchase price for all Exchange Notes delivered by holders seeking to exercise their repurchase rights, particularly as that change of control may trigger a similar repurchase requirement for, or result in an event of default under or the acceleration of, other indebtedness. In addition, it is possible that restrictions in our other indebtedness will not allow such repurchases. Any failure by us to repurchase the Exchange Notes upon a change of control would result in an event of default under the indenture and may also constitute a cross-default on other indebtedness existing at that time.
The courts could cancel the Exchange Notes or a Guarantee under fraudulent conveyance laws or certain other circumstances.
Under U.S. bankruptcy laws and comparable provisions of state fraudulent transfer laws, a Guarantee of the Exchange Notes could be voided, or claims on a Guarantee of the Exchange Notes could be subordinated to all other debts of that Guarantor, if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its Guarantee: (1) received less than reasonably equivalent value or fair consideration for the incurrence of such Guarantee; and (2) either: (a) was insolvent or rendered insolvent by reason of such incurrence; (b) was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
If such circumstances were found to exist, or if a court were to find that the Guarantee were issued with actual intent to hinder, delay or defraud creditors, the court could void the Guarantees or cause any payment by that Guarantor pursuant to its Guarantee to be voided and returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor. In such event, the Exchange Notes would be structurally subordinated to the indebtedness and other liabilities of such subsidiary. In addition, the loss of a Guarantee (other than in accordance with the terms of the Indenture) will constitute a default under the Indenture, which default could cause all Exchange Notes to become immediately due and payable. Sufficient funds to repay the Exchange Notes may not be available from other sources, including the remaining Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary Guarantor.
In addition, our obligations under the Exchange Notes may be subject to review under the same laws in the event of our bankruptcy or other financial difficulty. In that event, if a court were to find that when we issued the Exchange Notes the factors in clauses (1) and (2) above applied to us, or that the Exchange Notes were issued with actual intent to hinder, delay or defraud creditors, the court could void our obligations under the Exchange Notes, or direct the return of any amounts paid thereunder to us or to a fund for the benefit of our creditors.
In addition, a court may find that we or a Guarantor did not receive reasonably equivalent value or fair consideration for the Exchange Notes or the Guarantees, respectively, if we or a Guarantor did not substantially benefit directly or indirectly from the issuance of the Exchange Notes. If a court were to void the issuance of the Exchange Notes or the Guarantees, you may no longer have a claim against us or the Guarantors.
The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the operating partnership or a Guarantor would be considered insolvent if: (i) the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or (ii) the present fair value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or (iii) it could not pay its debts as they become due.
Each subsidiary Guarantee contains a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary Guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary Guarantees from being voided under fraudulent transfer law, or may reduce that Guarantor’s obligation to an amount that effectively makes such Guarantee worthless.

Finally, as a court of equity, a bankruptcy court may subordinate the claims in respect of the Exchange Notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holder of the Exchange Notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the Exchange Notes; and (iii) equitable subordination is not inconsistent with federal bankruptcy laws.
We can offer no assurance as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.
An adverse rating of the Exchange Notes may cause their trading price to fall.
If a rating agency rates the Exchange Notes, it may assign a rating that is lower than expected. Ratings agencies also may lower ratings on the Exchange Notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the Exchange Notes could significantly decline.
Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.
Borrowings under the Line of Credit Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on our variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash available to service our obligations, including making payments on the Exchange Notes, would decrease.

Risks Related to Our Business
Our revenues, expenses and the value of our hotels are subject to conditions affecting both the real estate and lodging industries.
Real estate investments are subject to numerous risks. Our investment in hotels is subject to numerous risks generally associated with owning real estate, including among others:

•	general economic conditions, including unemployment rates, major bank failures, unsettled capital markets and sovereign debt uncertainty;

•	changes in international, national, regional and local economic climate and real estate market conditions;

•	changes in zoning laws;

•	changes in traffic patterns and neighborhood characteristics;

•	increases in assessed property taxes from changes in valuation and real estate tax rates;

•	increases in the cost of property insurance;

•	potential for uninsured or underinsured property losses;

•	costly governmental regulations and fiscal policies;

•	changes in tax laws; and

•	other circumstances beyond our control.
Moreover, real estate investments are substantially illiquid, and we may not be able to adjust our portfolio in a timely manner to respond to changes in economic and other conditions.

Investing in hotel assets involves special risks. We have invested in hotels and related assets, and our hotels are subject to all the risks common to the hotel industry. These risks could adversely affect hotel occupancy, operating costs and rates that can be charged for hotel rooms, and generally include:

•	changes in business and leisure travel patterns;

•	decreases in demand for hotel rooms;

•	increases in lodging supply or competition, which may adversely affect demand at our hotels;

•	the effect of geopolitical disturbances, including terrorist attacks and terror alerts, that reduce business and leisure travel;

•	the attractiveness of our hotels to consumers relative to competing hotels;

•	fluctuations in our revenue caused by the seasonal nature of the hotel industry;

•	unionization of the labor force at our hotels;

•	the threat or outbreak of a pandemic disease affecting the travel industry;

•	increasing fuel costs and other travel expenses resulting in reductions of travel; and

•	increased transportation security precautions affecting the travel industry.
We are subject to risks inherent to hotel operations. We have ownership interest in the operating lessees of our hotels; consequently, we are subject to the risk of fluctuating hotel operating expenses at our hotels, including but not limited to:

•	increases in operating expenses due to inflation;

•	wage and benefit costs, including hotels that employ unionized labor;

•	repair and maintenance expenses;

•	gas and electricity costs;

•	insurance costs including health, general liability and workers compensation; and

•	other operating expenses.
We could face increased competition. Each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been, or may be, built in a number of the geographic areas in which our hotels are located, which could adversely affect both occupancy and rates in those markets. A significant increase in the supply of upscale and upper-upscale hotel rooms, or if demand fails to increase at least proportionately, could have a material adverse effect on our business, financial condition and results of operations.
The lodging business is seasonal in nature. Generally, hotel revenues for our hotel portfolio are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas are generally substantially greater during tourist season than other times of the year. We expect that seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues.
Compliance with environmental laws may adversely affect our financial condition. Owners of real estate are subject to numerous federal, state and local environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating hazardous substances found on its property, whether or not they were responsible for its presence. In addition, if an owner of real property arranges for the disposal of hazardous substances at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. Such liability may be imposed without regard to fault or the legality of a party’s conduct and may, in certain circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances, including asbestos-containing materials, into the environment. Environmental laws and regulations may require us to incur substantial expenses and limit the use of our properties. We could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in certain instances, by private parties. The existence of hazardous substances on a property can also adversely affect the value of, and the owner’s ability to use, sell or borrow against the property.
We cannot provide assurances that future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, will not impose any material environmental liability, or that the environmental condition or liability relating to our hotels will not be affected by new information or changed circumstances, by the condition of properties in the vicinity of such hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.

Compliance with the Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, as amended, or the ADA, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We make every reasonable effort to ensure that our hotels substantially comply with the requirements of the ADA and other applicable laws. However, we could be liable for both governmental fines and payments to private parties if it were determined that our hotels are not in compliance with these laws. We also may be subject to future changes in these laws. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the ADA and similar laws, it could materially adversely affect our ability to make distributions to our stockholders and to satisfy our other obligations.
System security risks, data protection breaches, cyber-attacks and systems integration issues could disrupt our internal operations or service provided to guests at our hotels, and any such disruption could reduce our expected revenue, increase our expenses, damage the reputation of our hotels and adversely affect our stock price. Experienced computer programmers and hackers may be able to penetrate our network security or the network security of our third-party managers and franchisors, and misappropriate or compromise our confidential information or that of our hotel guests, create system disruptions or cause the shutdown of our hotels. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our computer systems or the computer systems operated by our third-party managers and franchisors, or otherwise exploit any security vulnerabilities of our respective networks. In addition, sophisticated hardware and operating system software and applications that we and our third-party managers or franchisors may procure from outside companies may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with our internal operations or the operations at our hotels. The costs to us to eliminate or alleviate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and our efforts to address these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential business at our hotels.
Portions of our information technology infrastructure or the information technology infrastructure of our third-party managers and franchisors also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We or our third-party managers and franchisors may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time consuming, disruptive and resource-intensive. Such disruptions could adversely impact the ability of our third-party managers and franchisors to fulfill reservations for guestrooms and other services offered at our hotels. Delayed sales or bookings, lower margins or lost guest reservations resulting from these disruptions could adversely affect our financial results, stock price and the reputation of our hotels.
We seek to minimize the impact of these attacks through various technologies, processes and practices designed to protect our networks, systems, computers and data from attack, damage or unauthorized access. However, there are no guarantees that our cyber-security practices will be sufficient to thwart all attacks. While we carry property, business interruption, and cyber risk insurance, we may not be sufficiently compensated for all losses we may incur. These losses include not only a loss of revenues but also potential litigation, fines or regulatory action against us. Furthermore, we may also incur substantial remediation costs to repair system damage as well as satisfy liabilities for stolen assets or information that may further reduce our profits.

If we (or our managers) fail to comply with applicable privacy laws and regulations, we could be subject to payment of fines, damages or face restrictions on our use of guest data. Our managers collect information relating to our guests for various business purposes, including marketing and promotional purposes. Collecting and using personal data is governed by U.S. and other privacy laws and regulations. Privacy regulations continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our managers’ ability to market our products, properties and services to our guests. In addition, non-compliance (or in some circumstances non-compliance by third parties engaged by us (including our managers)), or a breach of security in systems storing privacy data, may result in fines, payment of damages or restrictions on our (or our managers’) use or transfer of data.
Future terrorist activities and political instability may adversely affect, and create uncertainty in, our business. Terrorism in the United States or elsewhere could have an adverse effect on our business, although the degree of impact will depend on a number of factors, including the U.S. and global economies and global financial markets. Previous terrorist attacks in the United States and subsequent terrorism alerts have adversely affected the travel and hospitality industries in the past. Such attacks, or the threat of such attacks, could have a material adverse effect on our business, our ability to finance our business, our ability to insure our properties, and/or our results of operations and financial condition, as a whole.
We face reduced insurance coverages and increasing premiums. Our property insurance has a $100,000 “all-risk” deductible, as well as a 5% deductible (insured value) for named windstorm and California earthquake coverage. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to limit the cost of insurance, we purchase catastrophic insurance coverage based on probable maximum losses based on 250-year events and have only purchased terrorism insurance to the extent required by our lenders or franchisors. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 36 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.
We could have uninsured or under-insured property losses. Our property policies provide that all of the claims from each of our properties resulting from a particular insurable event must be combined together for purposes of evaluating whether the aggregate limits and sub-limits contained in our policies have been exceeded. Therefore, if an insurable event occurs that affects more than one of our hotels, the claims from each affected hotel will be added together to determine whether the aggregate limit or sub-limits, depending on the type of claim, have been reached, and each affected hotel may only receive a proportional share of the amount of insurance proceeds provided for under the policy if the total value of the loss exceeds the aggregate limits available. We may incur losses in excess of insured limits, and as a result, we may be even less likely to receive sufficient coverage for risks that affect multiple properties such as earthquakes or catastrophic terrorist acts. Risks such as war, catastrophic terrorist acts, nuclear, biological, chemical, or radiological attacks, and some environmental hazards may be deemed to fall completely outside the general coverage limits of our policies or may be uninsurable or may be too expensive to justify insuring against.
We may also encounter disputes concerning whether an insurance provider will pay a particular claim that we believe is covered under our policy. Should a loss in excess of insured limits or an uninsured loss occur or should we be unsuccessful in obtaining coverage from an insurance carrier, we could lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.
We obtain terrorism insurance to the extent required by lenders or franchisors as a part of our all-risk property insurance program, as well as our general liability and directors’ and officers’ policies. However, our all-risk policies have limitations, such as per occurrence limits and sub-limits, that might have to be shared proportionally across participating hotels under certain loss scenarios. Also, all-risk insurers only have to provide terrorism coverage to the extent mandated by the Terrorism Risk Insurance Act, or TRIA, for “certified” acts of terrorism—namely those that are committed on behalf of non-United States persons or interests. Furthermore, we do not have full replacement coverage at all of our hotels for acts of terrorism committed on behalf of United States persons or interests (“non-certified” events) as our coverage for such incidents is subject to sub-limits and/or annual aggregate limits. In addition, property damage related to war and to nuclear, biological and chemical incidents is excluded under our policies. While TRIA will reimburse insurers for losses resulting from nuclear, biological and chemical perils, TRIA does not require insurers to offer coverage for these perils and, to date, insurers are not willing to provide this coverage, even with government reinsurance. Additionally, Congress may not renew TRIA in the future, which would eliminate the federal subsidy for terrorism losses. As a result of the above, the extent and adequacy of terrorism coverage that will be available in the future to protect our interests in the event of future terrorist attacks that impact our properties is uncertain.
We have geographic concentrations that may create risks from regional or local economic, seismic or weather conditions. As of December 31, 2014, approximately 58% of our hotel rooms were located in, and 61% of our Hotel EBITDA for the year ended December 31, 2014 was generated from, three states: California (35% of our hotel rooms and 36% of our Hotel EBITDA); Florida (16% of our hotel rooms and 15% of our Hotel EBITDA); and Massachusetts (7% of our hotel rooms and 10% of our Hotel EBITDA). Additionally, as of December 31, 2014, we had concentrations in five major metropolitan areas which together represented approximately 47% of our Hotel EBITDA for the year ended December 31, 2014 (the San Francisco Bay area (18%), Boston (10%), South Florida (8%), Los Angeles area (6%), and Myrtle Beach (5%)). Therefore, adverse economic, seismic or weather conditions in these states or metropolitan areas may have a greater adverse effect on us than on the industry as a whole.
Transfers and/or termination of franchise licenses and management agreements may be prohibited or restricted. Hotel managers and franchise licensors may have the right to terminate their agreements or suspend their services in the event of default under such agreements or other third-party agreements such as ground leases and mortgages, upon the loss of liquor licenses, or in the event of the sale or transfer of the hotel. Franchise licenses may expire by their terms, and we may not be able to obtain replacement franchise license agreements.
If a management agreement or franchise license were terminated, under certain circumstances (such as the sale of a hotel), we could be liable for liquidated damages (which may be guaranteed by us or certain of our subsidiaries). In addition, we may need to obtain a different franchise and/or engage a different manager, and the costs and disruption associated with those changes could be significant (and materially adverse to the value of the affected hotel) because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchise licensor or operations management provided by the manager. Additionally, most of our management agreements restrict our ability to encumber our interests in the applicable hotels under certain circumstances without the managers’ consent, which can make it more difficult to obtain secured financing on acceptable terms.
We are subject to possible adverse effects of management, franchise and license agreement requirements. All of our hotels are operated under existing management, franchise or license agreements with nationally recognized hotel companies. Each agreement requires that the licensed hotel be maintained and operated in accordance with specific brand standards and restrictions. Compliance with these standards, and changes in these standards, could require us to incur significant expenses or capital expenditures, which could adversely affect our results of operations and ability to pay dividends to our stockholders and service our debt.
We are subject to the risks of brand concentration. We are subject to the potential risks associated with the concentration of our hotels under a limited number of brands. A negative public image or other adverse event that becomes associated with the brand could adversely affect hotels operated under that brand. If any brands under which we operate hotels suffer a significant decline in appeal to the traveling public, the revenues and profitability of our branded hotels could be adversely affected. As of December 31, 2014, approximately 21 hotels comprising 45% of our aggregate rooms were flagged as Embassy Suites, and we derived approximately 47% of our Hotel EBITDA for the year ended December 31, 2014 from those hotels.
If revenue declines faster than operating expenses, our margins may shrink materially. We are subject to the risks of a decline in Hotel EBITDA margins, which occur when hotel operating expenses increase disproportionately to revenues or fail to shrink at least as fast as revenues decline. These operating expenses and Hotel EBITDA margins are controlled by our third-party managers over whom we have limited influence.

The increasing use of Internet travel intermediaries by consumers may adversely affect our profitability. Some of our hotel rooms may be booked through Internet travel intermediaries. As these Internet bookings increase, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contract concessions from us and our management companies. Moreover, some of these Internet travel intermediaries are attempting to offer hotel rooms as a commodity, by increasing the importance of price and general indicators of quality (such as “three-star downtown hotel”) at the expense of brand identification. These agencies hope that consumers will eventually develop brand loyalties to their reservations system rather than to the brands under which our hotels are franchised. If the amount of sales made through Internet travel intermediaries increases significantly, room revenues may flatten or decrease and our profitability may be adversely affected.

Our ability to achieve our long-term objectives is subject to various risks and uncertainties, and we may be unable to execute some or all of the foregoing as contemplated, or at all.
Our long-term strategy contemplates: (i) redeveloping hotels in our portfolio, including potentially rebranding and enhancing facilities, to enhance hotel performance and improve returns on our investment; (ii) acquiring additional hotels in our target markets that meet our investment criteria and/or present redevelopment opportunities similar to hotels already in our portfolio; and (iii) recycling capital invested in our portfolio by selling hotels that no longer meet our investment criteria or are significantly more valuable as single assets than as part of a larger portfolio and reinvesting the proceeds in hotels that meet or exceed our investment criteria. For example, while we intend to recycle capital invested in hotels that no longer meet our investment criteria, there is no assurance that we will be able to sell such hotels at acceptable prices, or at all, and we can provide no assurance that the capital recycled from selling hotels will, when reinvested, generate targeted returns. Similarly, although we have extensive experience and success redeveloping hotel and resort properties, we can provide no assurance that current and future redevelopment opportunities will proceed as contemplated or at all or whether, if they do proceed, they will be successful and achieve or exceed targeted returns. In addition, while we contemplate acquiring hotels in our target markets, we can provide no assurances that we will successfully identify appropriate acquisition opportunities that meet our investment criteria or that we will be able to act on those opportunities and acquire hotels that will contribute to the long-term growth of our portfolio and deliver incremental stockholder value or that our assumptions about the benefits of our target markets (growth rates and potential returns, among others) will prove correct. If we are unable to execute our plans, we may be unable to realize the growth underlying our strategy, and our future business operations or financial performance could be adversely affected.

USE OF PROCEEDS
The Exchange Offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive a like principal amount of the Original Notes, the terms of which are identical in all material respects to the Exchange Notes, except as otherwise noted in this prospectus. We will retire and cancel all of the Original Notes tendered in the Exchange Offer. Accordingly, the issuance of the Exchange Notes will not result in any change in our outstanding indebtedness or capitalization.

RATIO OF EARNINGS TO FIXED CHARGES
The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.
The following table sets forth our earnings to fixed charges and the dollar amount of the coverage deficiency for the periods indicated.

	Three Months
	Ended March 31,		Fiscal Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges	(1a)	(1b)	1.16	(1c)	(1d)	(1e)	(1f)

(1)
For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for income or loss from equity investors plus fixed charges excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(a)
For the three months ended March 31, 2015, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $6 million greater to have achieved a coverage ratio of 1:1.

(b)
For the three months ended March 31, 2014, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $23 million greater to have achieved a coverage ratio of 1:1.

(c)
For the year ended December 31, 2013, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $92 million greater to have achieved a coverage ratio of 1:1.

(d)
For the year ended December 31, 2012, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $195 million greater to have achieved a coverage ratio of 1:1.

(e)
For the year ended December 31, 2011, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $129 million greater to have achieved a coverage ratio of 1:1.

(f)
For the year ended December 31, 2010, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $113 million greater to have achieved a coverage ratio of 1:1.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
The following tables set forth selected financial data for FelCor LP and FelCor. The selected financial data is presented as of and for each of the years in the five-year period ended December 31, 2014, and as of and for the three months ended March 31, 2014 and 2015. We derived the selected historical consolidated financial information for each of the years in the five-year period ended December 31, 2014 from our audited consolidated financial statements and the notes thereto. The selected historical consolidated financial information as of and for the three months ended March 31, 2014 and 2015 have been derived from the unaudited financial statements which have been prepared by our management on the same basis as the audited financial statements and, in the opinion of management, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for such periods. The statement of operations and other data for the three months ended March 31, 2015 are not necessarily indicative of results to be anticipated for the entire year.

You should read the following financial information in conjunction with, and it is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, the related notes and the other financial information incorporated herein by reference.

(in millions, except per share/unit data)	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Statement of Operations Data
Total revenues	$214	$221	$922	$893	$862	$808	$730
Income (loss) from continuing operations(1)	(5)	(20)	28	(84)	(187)	(134)	(100)
Diluted earnings per share/unit:
FelCor – income (loss) from continuing operations	$(0.02)	$(0.20)	$0.43	$(0.95)	$(1.81)	$(1.46)	$(1.70)
FelCor LP – income (loss) from continuing operations	(0.02)	(0.20)	0.43	(0.95)	(1.81)	(1.46)	(1.70)
Other Data:
Cash distributions declared per common share/unit(2)	$0.04	$0.02	$0.10	$0.02	$—	$—	$—
Adjusted FFO per share/unit(3)	0.14	0.03	0.65	0.39	0.23	0.14	(0.09)
Adjusted EBITDA(3)	50	41	221	200	203	203	188
Cash flows provided by operating activities	17	22	105	68	47	46	59
Ratio of earnings to fixed charges(4)	(4a)	(4b)	1.16	(4c)	(4d)	(4e)	(4f)
Balance Sheet Data (at end of period):
Total assets	$2,050	$2,137	$2,105	$2,144	$2,202	$2,403	$2,359
Total debt, net of discount	1,543	1,641	1,586	1,663	1,631	1,596	1,548
FelCor’s redeemable noncontrolling interests in FelCor LP, at redemption value	7	6	7	5	3	3	2

(1)    We include the following amounts in income (loss) from continuing operations (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Gain on sale of investment in unconsolidated entities, net	$ --	$ --	$30	$ --	$ --	$ --	$21
Gain from remeasurement of unconsolidated entities	--	--	21	--	--	--	--
Impairment loss	--	--	--	(24)	--	(4)	(41)
Hurricane and earthquake loss	--	--	--	--	(1)	--	--
Debt extinguishment	--	--	(5)	--	(72)	(28)	45
Conversion expenses	--	--	--	(1)	(31)	--	--
Pre-opening expenses	(4)	(1)	(8)	(2)	--	--	--
Contract dispute contingency	--	--	(6)	--	--	--	--
Severance expenses	--	--	(1)	(3)	(1)	--	--

(2)
Our Board of Directors reinstated a quarterly common dividend in October 2013. In 2014 and 2013, FelCor declared aggregate common dividends of $0.10 and $0.02 per share, respectively. We currently pay quarterly dividends on our shares of common stock at a rate of $0.04 per share. Future quarterly dividends will be based on estimates of FAD, reinvestment opportunities within our portfolio and taxable income, among other things.

(3)
We refer in this prospectus to certain “non-GAAP financial measures.” These measures, including funds from operations, or FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Hotel EBITDA and Hotel EBITDA margin, are measures of our financial performance that are not calculated and presented in accordance with generally accepted accounting principles, or GAAP. The accompanying tables reconcile these non-GAAP measures to the most comparable GAAP financial measure. Immediately following the reconciliations, we include a discussion of why we believe these measures are useful supplemental measures of our performance and of the limitations upon such measures.

(4)
For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before adjustment for income or loss from equity investors plus fixed charges excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(a)
For the three months ended March 31, 2015, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $6 million greater to have achieved a coverage ratio of 1:1.

(b)
For the three months ended March 31, 2014, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $23 million greater to have achieved a coverage ratio of 1:1.

(c)
For the year ended December 31, 2013, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $92 million greater to have achieved a coverage ratio of 1:1.

(d)
For the year ended December 31, 2012, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $195 million greater to have achieved a coverage ratio of 1:1.

(e)
For the year ended December 31, 2011, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $129 million greater to have achieved a coverage ratio of 1:1.

(f)
For the year ended December 31, 2010, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $113 million greater to have achieved a coverage ratio of 1:1.

The following tables detail our computation of FFO and Adjusted FFO:
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
(in thousands, except per share data)

	Year Ended December 31,
	2014			2013
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income (loss)	$94,152			$(65,783)
Noncontrolling interests	(834)			4,279
Preferred dividends	(38,712)			(38,713)
Preferred distributions, consolidated joint venture	(1,219)			—
Net income (loss) attributable to FelCor common stockholders	53,387			(100,217)
Less: Dividends declared on unvested restricted stock compensation	(8)			—
Less: Undistributed earnings allocated to unvested restricted stock	(20)			—
Basic earnings per share data	53,359	124,158	$0.43	(100,217)	123,818	$(0.81)
Restricted stock units	—	734	—	—	—	—
Diluted earnings per share data	53,359	124,892	0.43	(100,217)	123,818	(0.81)
Depreciation and amortization	115,819	—	0.93	119,624	—	0.97
Depreciation, discontinued operations and unconsolidated entities	6,891	—	0.06	15,996	—	0.13
Other gains, net	(100)	—	—	(37)	—	—
Other gains, discontinued operations, net	—	—	—	(59)	—	—
Impairment loss, net	—	—	—	20,382	—	0.16
Impairment loss, discontinued operations	—	—	—	4,354	—	0.04
Gain on sale of hotels, net	(65,453)	—	(0.52)	(18,590)	—	(0.15)
Gain from remeasurement of unconsolidated entities	(20,737)	—	(0.17)	—	—	—
Gain on sale of investment in unconsolidated entities, net	(30,176)	—	(0.24)	—	—	—
Noncontrolling interests in FelCor LP	137	614	(0.01)	(497)	619	(0.01)
Dividends declared on unvested restricted stock	8	—	—	—	—	—
Conversion of unvested restricted stock and units	20	5	—	—	547	—
FFO	59,768	125,511	0.48	40,956	124,984	0.33
Acquisition costs	—	—	—	23	—	—
Hurricane and earthquake loss	348	—	—	—	—	—
Debt extinguishment, including discontinued operations, net of noncontrolling interests	4,850	—	0.03	—	—	—
Debt extinguishment, unconsolidated entities	168	—	—	—	—	—
Conversion expenses	—	—	—	1,134	—	0.01
Variable stock compensation	2,723	—	0.02	963	—	0.01
Severance costs	928	—	0.01	3,268	—	0.02
Contract dispute contingency	5,850	—	0.05	—	—	—
Pre-opening costs, net of noncontrolling interests	7,530	—	0.06	2,314	—	0.02
Adjusted FFO	$82,165	$125,511	$0.65	$48,658	$124,984	$0.39

Reconciliation of Net Loss to FFO and Adjusted FFO
(in thousands, except per share data)

	Year Ended December 31,
	2012			2011			2010
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net loss	$(129,414)			$(130,895)			$(225,837)
Noncontrolling interests	1,407			1,041			2,796
Preferred dividends	(38,713)			(38,713)			(38,713)
Basic and diluted earnings per share data	(166,720)	123,634	(1.35)	(168,567)	117,068	$(1.44)	(261,754)	80,611	$(3.25)
Depreciation and amortization	116,384	—	0.94	110,498	—	0.94	108,226	—	1.34
Depreciation, discontinued operations and unconsolidated entities	24,216	—	0.2	40,870	—	0.35	54,000	—	0.67
Other gains, net	—	—	—	(295)	—	—	—	—	—
Other gains, discontinued operations, net	—	—	—	15	—	—	—	—	—
Impairment loss, net	—	—	—	4,315	—	0.04	41,214	—	0.51
Impairment loss, discontinued operations	1,335	—	0.01	8,935	—	0.08	131,762	—	1.63
Gain on sale of hotels, net	(54,459)	—	(0.44)	(4,714)	—	(0.04)	—	—	—
Gain on sale of investment in unconsolidated entities, net	—	—	—	—	—		(21,103)	—	(0.26)
Noncontrolling interests in FelCor LP	(842)	628	—	(689)	499	(0.01)	(881)	294	(0.01)
Conversion of unvested restricted stock and units	—	—	—	—	—	—	—	505	—
FFO	(80,086)	124,262	(0.64)	(9,632)	117,567	(0.08)	51,464	81,410	0.63
Acquisition costs	132	—	—	1,479	—	0.01	449	—	0.01
Hurricane and earthquake loss	792	—	0.01	—	—	—	—	—	—
Hurricane and earthquake loss, discontinued operations and unconsolidated entities	482	—	—	—	—	—	—	—	—
Debt extinguishment, including discontinued operations	75,117	—	0.6	24,381	—	0.21	(59,465)	—	(0.73)
Conversion expenses	31,197	—	0.25	—	—	—	—	—	—
Severance costs	553	—	—	—	—	—	—	—	—
Abandoned projects	219	—	—	—	—	—	—	—	—
Pre-opening costs, net of noncontrolling interests	398	—	—	—	—	—	—	—	—
Conversion of unvested restricted stock units	—	11	0.01	—	175	—	—	(505)	—
Adjusted FFO	$28,804	124,273	$0.23	$16,228	117,742	$0.14	$(7,552)	80,905	$(0.09)

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
(in thousands, except per share data)

	Three Months Ended March 31,
	2015			2014
	Dollars	Shares	Per Share Amount	Dollars	Shares	Per Share Amount
Net income (loss)	$11,996			$(14,836)
Noncontrolling interests	(4,865)			199
Preferred dividends	(9,678)			(9,678)
Preferred distributions - consolidated joint venture	(348)			(181)
Net loss attributable to FelCor common stockholders	(2,895)			(24,496)
Less: Dividends declared on unvested restricted stock	(13)			—
Basic and diluted earnings per share data	(2,908)	124,519	$(0.02)	(24,496)	124,146	$(0.20)
Depreciation and amortization	27,772	—	0.22	29,601	—	0.24
Depreciation, unconsolidated entities and other partnerships	712	—	0.01	2,675	—	0.02
Loss on sale, unconsolidated entities	—	—	—	33	—	—
Gain on sale of hotels, net of noncontrolling interests in other partnerships	(11,881)	—	(0.10)	(5,851)	—	(0.05)
Noncontrolling interests in FelCor LP	(14)	611	—	(121)	618	—
Dividends declared on unvested restricted stock	13	—	—	—	—	—
Conversion of unvested restricted stock and units	—	1,213	—	—	858	—
FFO	13,694	126,343	0.11	1,841	125,622	0.01
Debt extinguishment, including discontinued operations	73	—	—	251	—	—
Severance costs	—	—	—	400	—	—
Variable stock compensation	997	—	—	564	—	0.01
Pre-opening costs, net of noncontrolling interests	3,524	—	0.03	1,053	—	0.01
Adjusted FFO	$18,288	126,343	$0.14	$4,109	125,622	$0.03

The following table details our computation of EBITDA and Adjusted EBITDA:
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Net income (loss)	$11,996	$(14,836)	$94,152	$(65,783)	$(129,414)	$(130,895)	$(225,837)
Depreciation and amortization	27,772	29,601	115,819	119,624	116,384	110,498	108,226
Depreciation, discontinued operations and unconsolidated entities	712	2,675	6,891	15,996	24,216	40,870	54,000
Interest expense	19,486	25,242	90,743	103,865	121,690	126,278	127,145
Interest expense, discontinued operations and unconsolidated entities	202	744	1,896	3,496	8,586	14,272	22,364
Noncontrolling interests in other partnerships	(4,879)	78	(697)	3,782	565	352	1,915
EBITDA	55,289	43,504	308,804	180,980	142,027	161,375	87,813
Impairment loss, net of controlling interests in other partnerships	--	--	--	20,382	--	4,315	41,214
Impairment loss, discontinued operations and unconsolidated entities	--	--	--	4,354	1,335	8,935	131,762
Hurricane and earthquake loss	--	--	348	--	792	--	--
Hurricane and earthquake loss, discontinued operations and unconsolidated entities	--	--	--	--	482	--	--
Debt extinguishment, including discontinued operations, net	73	251	4,850	--	75,117	24,381	(59,465)
Debt extinguishment, unconsolidated entities	--	--	168	--	--	--	--
Acquisition costs	--	--	--	23	132	1,479	449
Contract dispute contingency	--	--	5,850	--	--	--	--
Amortization of fixed stock and directors’ compensation	1,862	1,122	6,122	5,570	5,003	7,170	7,445
Severance costs	--	400	928	3,268	553	--	--
Abandoned projects	--	--	--	--	219	--	--
Conversion expenses	--	--	--	1,134	31,197	--	--
Variable stock compensation	997	564	2,723	963	--	--	--
Pre-opening costs, net	3,524	1,053	7,530	2,314	398	--	--
Gain on sale of hotels, net	(11,881)	(5,851)	(65,453)	(18,590)	(54,459)	(4,714)	--
Gain on sale of investment in unconsolidated entities, net	--	--	(30,176)	--	--	--	--
Gain from remeasurement of unconsolidated entities	--	--	(20,737)	--	--	--	--
Other gains, net	--	--	(100)	(37)	--	(295)	--
Other losses (gains), discontinued operations, net	--	--	--	(59)	--	15	--
Loss (gain) on sale of unconsolidated entities	--	33	--	--	--	--	(21,103)
Adjusted EBITDA	$49,864	$41,076	$220,857	$200,302	$202,796	$202,661	$188,115

The following tables detail our computation of Hotel EBITDA, Hotel EBITDA margin, same-store operating revenue and expenses, and includes the reconciliation of same-store operating revenue and same-store operating expense to total revenue, total operating expense and operating loss at the dates presented.

Hotel EBITDA and Hotel EBITDA Margin
(dollars in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Same-store operating revenue:
Room	$155,759	$137,696	$618,269	$559,136	$539,619
Food and beverage	38,847	33,005	139,426	126,589	118,487
Other operating departments	10,894	10,044	43,322	41,092	41,717
Same-store operating revenue(a)	205,500	180,745	801,017	726,817	699,823
Same-store operating expense:
Room	40,347	37,782	162,173	148,613	144,686
Food and beverage	29,407	26,263	107,617	101,857	96,214
Other operating departments	4,326	4,896	20,059	18,988	18,023
Other property related costs	53,817	49,150	202,742	189,060	184,102
Management and franchise fees	8,749	7,278	31,071	28,492	32,719
Taxes, insurance and lease expense	12,946	12,730	52,334	50,637	48,468
Same-store operating expense(a)	149,592	138,099	575,996	537,647	524,212
Hotel EBITDA	$55,908	$42,646	$225,021	$189,170	$175,611
Hotel EBITDA Margin	27.2%	23.6%	28.1%	26.0%	25.1%

(a)
Excludes one hotel held for sale that was under contract for sale as of March 31, 2015 and was sold during the second quarter of 2015. Subsequent to March 31, 2015, all of our remaining non-strategic hotels were placed under contract for sale, two of which were sold during the second quarter of 2015.

Reconciliation of Same-store Operating Revenue and Same-store Operating Expenses to Total Revenue,
Total Operating Expenses and Operating Income
(in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Same-store operating revenue(a)	$205,500	$180,745	$801,017	$726,817	$699,823
Other revenue	410	327	3,606	3,430	3,185
Revenue from hotels disposed, held for sale and recently opened(a)	7,785	40,277	116,964	163,189	159,118
Total revenue	213,695	221,349	921,587	893,436	862,126
Same-store operating expenses(a)	149,592	138,099	575,996	537,647	524,212
Consolidated hotel lease expense(b)	2,104	10,391	31,635	44,087	41,342
Unconsolidated taxes, insurance and lease expense	(572)	(1,965)	(5,503)	(7,456)	(7,256)
Corporate expenses	8,573	7,825	29,585	26,996	26,128
Depreciation and amortization	27,772	29,601	115,819	119,624	116,384
Impairment loss	--	--	--	24,441	--
Expenses from hotels disposed, held for sale and recently opened(a)	7,488	31,222	88,911	122,847	121,681
Conversion expenses	--	--	--	1,134	31,197
Other expenses	4,228	2,014	17,952	8,749	4,626
Total operating expenses	199,185	217,187	854,395	878,069	858,314
Operating income	$14,510	$4,162	$67,192	$15,367	$3,812

(a)
As of March 31, 2015, we had one hotel designated as held for sale. Under recently issued GAAP accounting guidance adopted in 2014, we included the operating performance for disposed, held for sale and recently opened hotels in continuing operations in our Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012 and for the three months ended March 31, 2015 and 2014. However, for purposes of our Non-GAAP reporting metrics, we have excluded the results of these hotels to provide a meaningful same-store comparison.

(b)
Consolidated hotel lease expense represents the percentage lease expense of our 51% owned operating lessees. The offsetting percentage lease revenue is included in equity in income from unconsolidated entities.

Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measures of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a hotel REIT’s performance and should be considered along with, but not as an alternative to, net income (loss) attributable to FelCor as a measure of our operating performance.
FFO and EBITDA
The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income or loss attributable to parent (computed in accordance with GAAP), excluding gains or losses from sales of property, plus depreciation, amortization and impairment losses. FFO for unconsolidated partnerships and joint ventures are calculated on the same basis. We compute FFO in accordance with standards established by NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.
EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss attributable to parent (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.
Adjustments to FFO and EBITDA
We adjust FFO and EBITDA when evaluating our performance because management believes that the exclusion of certain additional items provides useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted FFO, and Adjusted EBITDA when combined with GAAP net income attributable to FelCor, EBITDA and FFO, is beneficial to an investor’s better understanding of our operating performance.

•
Gains and losses related to extinguishment of debt and interest rate swaps - We exclude gains and losses related to extinguishment of debt and interest rate swaps from FFO and EBITDA because we believe that it is not indicative of ongoing operating performance of our hotel assets. This also represents an acceleration of interest expense or a reduction of interest expense, and interest expense is excluded from EBITDA.

•
Cumulative effect of a change in accounting principle - Infrequently, the Financial Accounting Standards Board promulgates new accounting standards that require the consolidated statements of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments in computing Adjusted FFO and Adjusted EBITDA because they do not reflect our actual performance for that period.

•
Other transaction costs - From time to time, we periodically incur costs that are not indicative of ongoing operating performance. Such costs include, but are not limited to, conversion costs, acquisition costs, pre-opening costs and severance costs. We exclude these costs from the calculation of Adjusted FFO and Adjusted EBITDA.

•
Variable stock compensation - We exclude the cost associated with our variable stock compensation. This cost is subject to volatility related to the price and dividends of our common stock that does not necessarily correspond to our operating performance.

In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA. We also exclude the amortization of our fixed stock and directors’ compensation, which is included in corporate expenses and is not separately stated on our statements of operations. Excluding amortization of our fixed stock and directors’ compensation maintains consistency with the EBITDA definition.
Hotel EBITDA and Hotel EBITDA Margin
Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and brand/managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin are useful to investors by providing greater transparency with respect to two significant measures that we use in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin in a manner consistent with Adjusted EBITDA, however, we also eliminate all revenues and expenses from continuing operations not directly associated with hotel operations, including other income and corporate-level expenses. We eliminate these additional items because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management on a property-level basis. We also eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by noncontrolling interests and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our Consolidated Hotels. Hotel EBITDA and Hotel EBITDA margins are presented on a same-store basis.
Use and Limitations of Non-GAAP Measures
We use FFO, Adjusted FFO, EBITDA, Adjusted EBITDA, Same-store Adjusted EBITDA, Hotel EBITDA and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-level performance and the operating efficiency of our hotel managers.
The use of these non-GAAP financial measures has certain limitations. As we present them, these non-GAAP financial measures may not be comparable to similar non-GAAP financial measures as presented by other real estate companies. These measures do not reflect certain expenses or expenditures that we incurred and will incur, such as depreciation, interest and capital expenditures. We compensate for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statements of operations and cash flows, include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer
On May 21, 2015, we issued and sold $475 million aggregate principal amount of restricted 6.000% Senior Notes due 2025 to the initial purchasers without registration under the Securities Act pursuant to the exemption set forth in Section 4(a)(2) of the Securities Act. The initial purchasers subsequently sold such notes to qualified institutional buyers in reliance on Rule 144A and to certain persons outside of the United States in reliance on Regulation S under the Securities Act. The outstanding $475 million aggregate principal amount of restricted 6.000% Senior Notes due 2025 are referred to as the Original Notes. Because the Original Notes are subject to transfer restrictions, we entered into a registration rights agreement under which we agreed to, among other things:

•
prepare and file with the Commission the registration statement of which this prospectus is a part, and use commercially reasonable efforts to have the registration statement declared effective by the Commission;

•	allow the Exchange Offer to remain open for at least 20 business days after the date notice of the Exchange Offer is provided to the holders;

•	use our commercially reasonable efforts to cause the Exchange Offer to be completed within 180 days after May 21, 2015; and

•	file a shelf registration statement for the resale of the Original Notes in certain other circumstances.
The registration statement is intended to satisfy our Exchange Offer obligations under the registration rights agreements.
Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes (and the related Guarantees) will generally be freely transferable by holders (other than our affiliates) after the Exchange Offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Original Notes for the Exchange Notes will be required to represent:

•	that any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•
that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act;

•	that it is not our “affiliate” (as defined in Rule 405 promulgated under the Securities Act);

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

•
if such holder is a broker-dealer (a “Participating Broker-Dealer”) that will receive the Exchange Notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Original Notes) with this prospectus. Under the registration rights agreement, we are required to allow Participating Broker-Dealers to use this prospectus in connection with the resale of the Exchange Notes. See “Plan of Distribution.”
The form and terms of the Exchange Notes are substantially the same as the form and terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act; will not bear restrictive legends restricting their transfer under the Securities Act; will not be entitled to the registration rights that apply to the Original Notes; and will not contain provisions relating to increased interest rates in connection with the Original Notes under circumstances related to the timing of the Exchange Offer.

The Exchange Notes will evidence the same debt as the Original Notes. The Exchange Notes will be issued under and entitled to the benefits of the same Indenture that authorized the issuance of the Original Notes. For a description of the Indenture, see “Description of the Exchange Notes.”
If we and the Guarantors fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay an increased interest rate on the Original Notes.
The foregoing is a summary of certain material provisions of the registration rights agreement. This summary is not necessarily complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement dated May 21, 2015 has been filed with the Commission as Exhibit 4.2 to our Current Report on Form 8-K filed on May 22, 2015 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer
We are offering to exchange an aggregate principal amount of up to $475 million of our Exchange Notes for a like amount of our Original Notes. The Original Notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. The Exchange Offer is not conditioned upon holders tendering a minimum principal amount of the Original Notes. As of the date of this prospectus, all of the Original Notes are outstanding.
The Original Notes tendered in the Exchange Offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.
Holders of the Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer. If you do not tender your Original Notes or if you tender your Original Notes that we do not accept, your Original Notes will remain outstanding and continue to accrue interest and you will be entitled to the rights and benefits holders have under the Indenture relating to the Original Notes. Existing transfer restrictions would continue to apply to such Original Notes. See “Risk Factors—If you do not properly tender your Original Notes, you will continue to hold unregistered Original Notes and your ability to transfer your Original Notes will be limited” for more information regarding the Original Notes outstanding after the Exchange Offer.
None of us or the Guarantors, or our respective boards of directors or management, recommends that you tender or not tender your Original Notes in the Exchange Offer or has authorized anyone to make any recommendation. You must decide whether to tender in the Exchange Offer and, if you decide to tender, the aggregate amount of the Original Notes to tender.
The expiration date is 5:00 p.m., New York City time, on September 4, 2015, or such later date and time to which the Exchange Offer is extended.
We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the Original Notes;

•	to terminate the Exchange Offer and not accept any Original Notes for exchange if we determine that any of the conditions to the Exchange Offer have not occurred or have not been satisfied;

•	to extend the expiration date of the Exchange Offer and retain all Original Notes tendered in the Exchange Offer other than those notes properly withdrawn; and

•	to waive any condition or amend the terms of the Exchange Offer in any manner.
If we materially amend the Exchange Offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the Original Notes disclosing the change and extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during the five to ten business day period.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.
During an extension, all the Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Original Notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the Exchange Offer.
We will accept all the Original Notes validly tendered and not withdrawn. Promptly after the expiration date, we will issue the Exchange Notes registered under the Securities Act to the exchange agent.
The exchange agent might not deliver the Exchange Notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.
We will be deemed to have exchanged the Original Notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered Original Notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of the Original Notes, letters of transmittal and related documents.
In tendering your Original Notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer your Original Notes;

•	we will acquire good, marketable and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and other encumbrances; and

•	the Original Notes tendered for exchange are not subject to any adverse claims or proxies.
You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the Original Notes.
Additionally, each broker‑dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where such Original Notes were acquired by such broker‑dealer as a result of market‑making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Procedures for Tendering the Original Notes
Valid Tender
We have forwarded to you, along with this prospectus, a letter of transmittal relating to this Exchange Offer. The letter of transmittal is to be completed by a holder of the Original Notes either if (1) a tender of the Original Notes is to be made by delivering physical certificates for such Original Notes to the exchange agent or (2) a tender of the Original Notes is to be made by book‑entry transfer to the account of the exchange agent at DTC.
Only a holder of record of the Original Notes may tender the Original Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

•
complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•
in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer‑generated message to the exchange agent in which the holder of the Original Notes acknowledges and agrees to be bound by the terms of, and to make all of the representations contained in, the letter of transmittal, which computer‑generated message shall be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date or such other internal deadline set by DTC as the case may be.

In addition, either:

•	the exchange agent must receive the Original Notes along with the letter of transmittal; or

•
the exchange agent must receive, before expiration of the Exchange Offer, timely confirmation of book‑entry transfer of such Original Notes into the exchange agent’s account at DTC, according to the procedure for book‑entry transfer described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under the caption “—Exchange Agent” before expiration of the Exchange Offer. To receive confirmation of valid tender of the Original Notes, a holder should contact the exchange agent at the telephone number listed under the caption “—Exchange Agent.”
A tender by a holder that is accepted by us and not withdrawn before expiration of the Exchange Offer will constitute a binding agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of the Original Notes may tender the Original Notes in the Exchange Offer. If you tender fewer than all of your Original Notes, you should fill in the amount of the Original Notes tendered in the appropriate box on the letter of transmittal. The amount of the Original Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.
The method of delivery of the certificates for the Original Notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Original Notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
If you beneficially own the Original Notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your Original Notes in the Exchange Offer, you should contact the registered holder as soon as possible and instruct it to tender the Original Notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
If the applicable letter of transmittal is signed by the record holder(s) of the Original Notes tendered, the signature must correspond with the name(s) written on the face of the Original Note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Original Notes.
If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney‑in‑fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.
Holders should receive copies of the letter of transmittal with the prospectus. A holder may obtain additional copies of the letter of transmittal for the Original Notes from the exchange agent at its offices listed under the caption “—Exchange Agent.”
Signature Guarantees
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the Original Notes surrendered for exchange are tendered:

•	by a registered holder of Original Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad‑15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.
If Original Notes are registered in the name of a person other than the signer of the letter of transmittal, the Original Notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.
DTC Book‑Entry Transfers
For tenders by book‑entry transfer of the Original Notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the Exchange Offer. Any financial institution that is a DTC participant may make book‑entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender the Original Notes. Accordingly, any participant in DTC may make book‑entry delivery of the Original Notes by causing DTC to transfer those Original Notes into the exchange agent’s account in accordance with its ATOP procedures for transfer. There is no procedure for guaranteed late delivery of the Original Notes.
Notwithstanding the ability of holders of the Original Notes to effect delivery of the Original Notes through book‑entry transfer at DTC, the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent.” In this context, the term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of a book‑entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering Original Notes that are the subject of the book‑entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.
Determination of Validity
We will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange and withdrawal of any tendered Original Notes. Our determination of these questions as well as our interpretation of the terms and conditions of the Exchange Offer, including the letter of transmittal, will be final and binding on all parties. A tender of the Original Notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of the Original Notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will we or they be liable for failing to give any such notice.
We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the Exchange Offer; and

•	to waive any condition or irregularity in the tender of the Original Notes by any holder.
Any waiver to the Exchange Offer will apply to all Original Notes tendered.
Resales of the Exchange Notes
Based on existing Commission interpretations issued to third parties in unrelated transactions, we believe that the Exchange Notes will be freely transferable by holders other than affiliates of us after the registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes is acquiring the Exchange Notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and is not an affiliate of us, as such terms are interpreted by the Commission; provided that broker‑dealers receiving the Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. While the Commission has not taken a position with respect to this particular transaction, under existing Commission interpretations relating to transactions structured substantially like the Exchange Offer, participating broker‑dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment of the Original Notes) with the prospectus contained in the Exchange Offer registration statement. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this Exchange Offer as it did in interpretive letters to other parties in similar transactions.
By tendering the Original Notes, the holder, other than participating broker‑dealers, as defined below, of those Original Notes will represent to us that, among other things:

•	the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is the holder;

•
neither the holder nor any other person receiving the Exchange Notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the Exchange Notes; and

•	neither the holder nor any other person receiving the Exchange Notes is an “affiliate” (as defined under the Securities Act) of us.
If any holder or any such other person is an “affiliate” of us or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the Exchange Notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the Commission referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
Each broker‑dealer that receives the Exchange Notes for its own account in exchange for the Original Notes must represent that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market‑making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the Exchange Notes. Any such broker‑dealer is referred to as a “participating broker‑dealer.” However, by so acknowledging and by delivering a prospectus, the participating broker‑dealer will not be deemed to admit that it is an “underwriter” (as defined under the Securities Act). If a broker‑dealer acquired the Original Notes as a result of market‑making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of the Exchange Notes received in exchange for the Original Notes pursuant to the Exchange Offer. We have agreed that, starting on the expiration date of the Exchange Offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker‑dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker‑dealers in connection with the Exchange Offer.

Withdrawal Rights
You can withdraw tenders of the Original Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn, including the total principal amount of the Original Notes to be withdrawn; and

•	where certificates for the Original Notes are transmitted, the name of the registered holder of the Original Notes if different from the person withdrawing the Original Notes.
If you delivered or otherwise identified the Original Notes to the exchange agent, you must submit the serial numbers of the Original Notes to be withdrawn. If you tendered the Original Notes as a book‑entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and you must deliver the notice of withdrawal to the exchange agent and otherwise comply with the procedures of the facility. You may not rescind withdrawals of tender; however, properly withdrawn Original Notes may again be tendered by following one of the procedures described under “—Procedures for Tendering the Original Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.
We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal) will be final and binding on all parties. Neither us, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will we be liable for failing to give any such notice.
Withdrawn Original Notes will be returned to the holder after withdrawal. In the case of the Original Notes tendered by book‑entry transfer through DTC, the Original Notes withdrawn or not exchanged will be credited to an account maintained with DTC. Any Original Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.
Conditions to the Exchange Offer
Notwithstanding any other provision of the Exchange Offer, we are not required to accept for exchange, or to issue the Exchange Notes in exchange for, any Original Notes, and we may terminate or amend the Exchange Offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the Exchange Offer, or the making of any exchange by a holder of the Original Notes, would violate applicable law or any applicable interpretation or policy of the staff of the Commission.
The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. However, any such condition must be satisfied or waived before the expiration of the offer. If we determine that a waiver of conditions materially changes the Exchange Offer, the prospectus will be amended or supplemented, and the Exchange Offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”
In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any such Original Notes.

If we terminate or suspend the Exchange Offer based on a determination that the Exchange Offer violates applicable law or Commission policy, the registration rights agreement requires that we, as soon as practicable after such determination, use all commercially reasonable efforts to cause a shelf registration statement covering the resale of the Original Notes to be filed and declared effective by the Commission. See “—Registration Rights and Additional Interest on the Original Notes.”
Exchange Agent
We appointed U.S. Bank National Association as exchange agent for the Exchange Offer. You should direct questions and requests for assistance and for additional copies of this prospectus or of the letter of transmittal to the exchange agent at the following address:
By Mail, Overnight Courier or Hand:

U.S. Bank National Association
111 Fillmore Avenue East
St. Paul, MN 55107
Attn: Corporate Trust Services
FelCor Lodging Limited Partnership
6.000% Senior Notes due 2025

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses
The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the Exchange Offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out‑of‑pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of the Original Notes and for handling or tendering for such clients.
We have not retained any dealer‑manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of the Original Notes pursuant to the Exchange Offer.
Transfer Taxes
Holders who tender their Original Notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the Exchange Notes issued in the Exchange Offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Original Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of the Original Notes in connection with the Exchange Offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person.
Accounting Treatment
The Exchange Notes will be recorded at the same carrying value as the Original Notes. Accordingly, we will not recognize any gain or loss for accounting purposes for the exchange transaction. We intend to amortize the debt issuance costs of the Exchange Offer and issuance of the Original Notes over the term of the Exchange Notes.

Registration Rights and Additional Interest on the Original Notes
If:

•	because of applicable prevailing interpretations of the staff of the Commission, we are not permitted to effect the Exchange Offer; or

•
in the case of (A) any holder not permitted by applicable law or Commission policy to participate in the Exchange Offer, (B) any holder that participates in the Exchange Offer that receives the Exchange Notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate or within the meaning of the Securities Act) or (C) any broker-dealer that holds the Original Notes acquired directly from us or any of our affiliates and, in each such case, such holder notifies us within a certain period after the consummation of the Exchange Offer, then in each case, we will (x) promptly deliver to the holders and the trustee written notice thereof and (y) at our sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Original Notes (the “Shelf Registration Statement”), and (b) use our commercially reasonable efforts to keep effective the Shelf Registration Statement until the earlier of one year after May 21, 2015 or such time as all of the applicable notes have been sold thereunder.
We will, in the event that a Shelf Registration Statement is filed, provide to each holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Original Notes has become effective and take certain other actions as are required to permit resales of the Original Notes. A holder that sells their Original Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations). Holders of the Original Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under specified circumstances upon receipt of notice from us.
If we fail to consummate the Exchange Offer on or prior to November 17, 2015 or, if applicable, a Shelf Registration Statement has not been declared effective by November 17, 2015 in connection with resales of the Original Notes during the periods specified in the registration rights agreement (each such event, a “Registration Default”), then we and the Guarantors will pay additional interest (“Additional Interest”) to each holder of the Original Notes in an amount equal to 0.5% per annum on the principal amount of the Original Notes held by such holder until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.
Existing senior notes
As of the date of this prospectus, we had issued and outstanding $525 million in aggregate principal amount of the 5.625% Notes. The indenture covering the 5.625% Notes contains covenants and restrictions that are customary for debt covenants of this nature. These covenants and restrictions limit, among other things, our ability to:

•	pay dividends and other distributions with respect to our equity interests and purchase, redeem or retire our equity interests;

•	incur additional indebtedness and issue preferred equity interest;

•	enter into certain asset sales;

•	enter into transactions with affiliates;

•	make investments;

•	incur liens on assets to secure certain debt; and

•	engage in certain merger or consolidations and transfers of assets.
The indenture also limits our restricted subsidiaries’ ability to create restrictions on making certain payments and distributions. Our 5.625% Notes are secured by, among other things, first lien mortgages and equity pledges with respect to nine hotels owned or leased by FelCor LP or its subsidiaries. The 5.625% Notes are also guaranteed by the Guarantors.
Line of Credit Facility

On June 4, 2015, certain subsidiaries of FelCor and FelCor LP entered into a Second Amended and Restated Revolving Credit Agreement, or the Second A&R Credit Agreement, with JPMorgan Chase Bank, N.A., as the administrative agent and lender, and the other lenders thereto, which amended and restated an existing Amended and Restated Revolving Credit Agreement, dated as of December 18, 2012, as amended, providing for a Line of Credit Facility of up to $400 million (increased from $225 million under the original Line of Credit Facility).
As of July 1, 2015, we had $286 million outstanding under the Line of Credit Facility. The Line of Credit Facility is guaranteed by FelCor and FelCor LP.
Under the Second A&R Credit Agreement, assuming exercise of a one-year extension option (which is subject to satisfaction of certain conditions), the Line of Credit Facility matures in June 2020 (extended from June 2017). Borrowings under the Line of Credit Facility bear interest at either (i) the greater of (a) the prime rate, (b) the federal funds effective rate plus 0.5%, and (c) LIBOR plus 1%, in each case plus an applicable rate, which ranges from 1.25% to 1.75% depending on the leverage ratio (reduced from 2.375%), or (ii) LIBOR plus an applicable rate, which ranges from 2.25% to 2.75% depending on the leverage ratio (reduced from 3.375%). In addition to interest payable on amounts outstanding under the Line of Credit Facility, we pay a quarterly fee, which ranges from 0.30% to 0.35% depending on the leverage ratio (reduced from 0.40%) on the undrawn portion of the Line of Credit Facility. The Line of Credit Facility is guaranteed by FelCor and FelCor LP pursuant to a Second Amended and Restated Guaranty Agreement and is secured by mortgages and related security interests on seven hotels and pledges of the equity interests of the borrowers owning and operating such hotels. The covenants in the Line of Credit Facility are applicable exclusively to the borrowers and generally not applicable to FelCor or FelCor LP. As long as the 5.625% Notes, the Original Notes or the Exchange Notes remain outstanding, the Line of Credit Facility imposes no corporate covenants; otherwise, the Line of Credit Facility adopts the same corporate covenants as applicable to the most recent senior notes. The Second A&R Credit Agreement includes rights to partial release and substitution of properties, subject to certain conditions, and the Line of Credit Facility is subject to acceleration upon the occurrence of certain events of default.
Mortgage debt
As of March 31, 2015, we had a total of $1.5 billion of consolidated secured debt with 35 encumbered consolidated hotels having a $1.5 billion aggregate net book value.
Except in the case of our 5.625% Notes and the Line of Credit Facility, our mortgage debt is generally recourse solely to the specific hotels securing the debt except in case of fraud, misapplication of funds and certain other limited recourse carve-out provisions, which could extend recourse to us. Much of our secured debt allows us to substitute collateral under certain conditions and is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
Most of our secured debt (other than our 5.625% Notes and the Line of Credit Facility) includes lock-box arrangements under certain circumstances. We are permitted to spend an amount required to cover our budgeted hotel operating expenses, taxes, debt service, insurance and capital expenditure reserves even if revenues are flowing through a lock-box in cases where a specified debt service coverage ratio is not met. All of our consolidated loans subject to lock-box provisions currently exceed the applicable minimum debt service coverage ratios.

DESCRIPTION OF THE EXCHANGE NOTES
The Original Notes were, and the Exchange Notes will be, issued under an indenture dated as of May 21, 2015 (the “Indenture”) by and among FelCor LP, the Guarantors, and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), registrar and paying agent (in such capacity, the “Paying Agent”). The terms of the Original Notes and the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. In this description, references to the “Notes” refer collectively to the Exchange Notes, the Original Notes and any additional notes actually issued, unless the context requires otherwise.

The terms of the Exchange Notes are the same as the terms of the Original Notes, except that:

•	the Exchange Notes will be registered under the Securities Act;

•	the Exchange Notes will not bear restrictive legends restricting their transfer under the Securities Act;

•	holders of the Exchange Notes are not entitled to certain rights under the registration rights agreements; and

•	the Exchange Notes will not contain provisions relating to increased interest rates in connection with the Original Notes under circumstances related to timing of the Exchange Offer.
The following is a summary of certain material provisions of the Indenture and the Notes. This summary is not necessarily complete and is qualified in its entirety by reference to the Indenture and the Notes, including the definitions therein of certain terms used below. You should read the Indenture because it, and not this summary, will define your rights as a holder of the Exchange Notes. A copy of the Indenture dated May 21, 2015 has been filed with the Commission as Exhibit 4.1 to our Current Report on Form 8-K filed on May 22, 2015 and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.
Certain defined terms used in this description but not defined below under the caption “— Certain Definitions” have the meanings assigned to them in the Indenture and the registration rights agreement. For purposes of this section, we refer to FelCor Lodging Trust Incorporated as FelCor and FelCor Lodging Limited Partnership as FelCor LP. Unless otherwise indicated or the context otherwise requires, the words “we,” “our” and “us” refer to FelCor, FelCor LP and their respective subsidiaries, collectively.
General
The Original Notes are in the aggregate principal amount of $475 million and are unsecured senior obligations of FelCor LP. The notes will mature on June 1, 2025. The Notes are guaranteed by the Guarantors.
Principal of, premium, if any, and interest on the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of FelCor LP in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the Trustee, U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, NY 10005, Attn: Corporate Trust Department; provided that, at the option of FelCor LP, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register for the notes.
The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but FelCor LP may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.
Subject to the covenants described below under “—Covenants” and applicable law, FelCor LP may issue additional notes under the Indenture. The Original Notes, the Exchange Notes, and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.
Interest
Interest on the Notes is payable semi-annually in cash on each June 1 and December 1 commencing on December 1, 2015, to the persons who are registered holders at the close of business on May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.
The Notes bear interest at a rate of 6.000% per annum.
Guarantees
The Notes are fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by FelCor and the Subsidiary Guarantors. If we default in the payment of principal of, or premium, if any, or interest on, any of the Notes when and as the same become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the Trustee or any holder, FelCor and the Subsidiary Guarantors shall be required promptly to make such payment in full. The Indenture provides that FelCor and the Subsidiary Guarantors will be released from their obligations as Guarantors under the Notes under certain circumstances. The Note Guarantees are unconditional regardless of the enforceability of the Notes or the Indenture. The obligations of FelCor and the Subsidiary Guarantors are limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.

Each of our current and future Restricted Subsidiaries that subsequently guarantees any Indebtedness (the “Guaranteed Indebtedness”) of FelCor LP, FelCor or any Subsidiary Guarantor (each a “Future Subsidiary Guarantor”) will be required to guarantee the Notes and any other series of senior securities guaranteed by the Subsidiary Guarantors. If the Guaranteed Indebtedness is (A) equal in right of payment with the Notes, then the guarantee of such Guaranteed Indebtedness shall be equal in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes.

Subject to compliance with the preceding paragraph, the Indenture provides that any Note Guarantee by a Subsidiary Guarantor will be automatically and unconditionally released upon (1) the sale or other disposition of all of the Capital Stock of the Subsidiary Guarantor or the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor, (2) the consolidation or merger of any such Subsidiary Guarantor with any person other than FelCor LP or a Subsidiary of FelCor LP, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be a subsidiary of FelCor LP, (3) a legal defeasance or covenant defeasance of the Indenture, (4) the unconditional and complete release of such Subsidiary Guarantor in accordance with the “Modification and Waiver” provisions of the Indenture, or (5) the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under and in compliance with the Indenture.
Optional Redemption
Optional Redemption. Except as described below, FelCor LP does not have the right to redeem any Notes prior to June 1, 2020.
The Notes are redeemable at the option of FelCor LP, in whole or in part, at any time, and from time to time, on and after June 1, 2020, upon not less than 15 days’ nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing June 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to the redemption date:

Year	Redemption Price
2020	103.000%
2021	102.000%
2022	101.000%
2023 and thereafter	100.000%
Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to June 1, 2018 FelCor LP may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes at a redemption price of 106.000% of the principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of the notes issued under the Indenture remains outstanding immediately after such redemption; and
(2) FelCor LP makes such redemption not more than 90 days after the consummation of any such Equity Offering.
Make-whole premium. In addition, at any time and from time to time prior to June 1, 2020, FelCor LP and FelCor may, at their option, redeem all or a portion of the notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the notes plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date. Notice of such redemption must be given to holders of the Notes called for redemption not less than 15 nor more than 60 days prior to the redemption date. The notice need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, FelCor LP and FelCor will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.
“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the notes called for redemption (if no maturity is within three months before or after June 1, 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.
“Applicable Premium” means, at any redemption date, the greater of (1) 1.0% of the principal amount of the notes and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of the notes on June 1, 2020 (such redemption price being set forth in the table above in this “—Optional redemption” section) plus (ii) all required remaining scheduled interest payments due on the notes through June 1, 2020 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the notes on such redemption date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to June 1, 2020 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to June 1, 2020.
“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for the redemption date.
“Quotation Agent” means the Reference Treasury Dealer selected by FelCor LP and FelCor.
“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by FelCor LP and FelCor that are primary dealers of Government Securities.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by FelCor LP, of the bid and asked prices for the Comparable Treasury Issue with respect to the notes, expressed in each case as a percentage of its principal amount, quoted in writing to FelCor LP by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day immediately preceding the redemption date.

Selection and Notice of Redemption
In the event that FelCor LP chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:
(1)     in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,
(2)     on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.
No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited. Notice of redemption will be given at least 15 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Unless FelCor LP defaults in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.
Notwithstanding anything to contrary, notice of any redemption described herein may be given prior to such redemption, and any such redemption or notice may, at FelCor LP’s discretion, be subject to one or more conditions precedent, including, but not limited to the completion of the relevant Equity Offering.
Sinking Fund
There are no sinking fund payments for the Notes.
Ranking
The Notes are senior unsecured obligations of FelCor LP. The Notes rank (i) equal in right of payment with any existing or future senior unsecured debt, (ii) senior in right of payment with any future subordinated debt and (iii) effectively junior to any of our secured debt, including the Existing Senior Secured Notes, to the extent of the assets securing such debt, and structurally subordinated to the liabilities of our subsidiaries that do not guarantee the notes, including the Line of Credit Facility. As of March 31, 2015, on an adjusted basis after giving effect to the offering of the Original Notes and the application of the proceeds therefrom, we and our consolidated Subsidiaries had approximately $1.5 billion of Indebtedness, of which approximately $543 million was Indebtedness of our non-guarantor Subsidiaries, which is structurally senior to the Notes and the Subsidiary Guarantees. Our non-guarantor Subsidiaries had $512 million of liabilities outstanding as of March 31, 2015. In addition, the aggregate amount available to use to make Restricted Payments, under the first paragraph and clause (10) of the covenant “—Limitations on Restricted Payments,” which is calculated beginning October 1, 2009, was approximately $607.7 million.
Certain Definitions
Set forth below are definitions of certain terms contained in the Indenture that are used in this description. Please refer to the Indenture for the definition of other capitalized terms used in this description that are not defined below.
“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.
“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of FelCor, FelCor LP and their respective Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (without taking into account Unrestricted Subsidiaries) plus the minority interest in FelCor LP, if applicable; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1) the net income (or loss) of any Person, other than FelCor LP, FelCor or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to FelCor LP, FelCor or any of their respective Restricted Subsidiaries by such Person during such period;
(2) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
(3) any after-tax gains or losses attributable to Asset Sales;
(4) any after-tax gains or losses from the extinguishment of debt including gains and losses from the termination of interest rate hedge transactions;
(5) for so long as the Notes are not rated Investment Grade, any amount paid or accrued as dividends on Preferred Stock of FelCor LP, FelCor or any Restricted Subsidiary owned by Persons other than FelCor or FelCor LP and any of their respective Restricted Subsidiaries;
(6) all extraordinary gains and extraordinary losses including, without limitation, gains and losses from any Casualty;
(7) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;
(8) any non-cash goodwill or intangible asset impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 141, 141R or 142, as applicable, and non-cash charges relating to the amortization of intangibles resulting from the application of Statement of Financial Accounting Standards Nos. 141 or 141R, as applicable; and
(9) all non-cash expenses related to stock-based compensation plans or other non-cash compensation, including stock option non-cash expenses.
“Adjusted Consolidated Net Tangible Assets” means the total amount of assets of FelCor LP, FelCor and their respective Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting from the total amount of assets:
(1) all current liabilities of FelCor LP, FelCor and their respective Restricted Subsidiaries, excluding intercompany items, and
(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant.
“Adjusted Total Assets” means, for any Person, the sum of:
(1) Total Assets for such Person as of the end of the calendar quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, and
(2) any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Asset Acquisition” means:
(1) an investment by FelCor LP or FelCor or any of their respective Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with FelCor LP or FelCor or any of their respective Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such investment; or
(2) an acquisition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries from any other Person that constitutes substantially all of a division or line of business, or one or more hotel properties, of such Person; provided that the property and assets acquired are related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such acquisition.
“Asset Disposition” means the sale or other disposition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than to FelCor LP, FelCor or another Restricted Subsidiary, of:
(1) all or substantially all of the Capital Stock of any Restricted Subsidiary, or
(2) all or substantially all of the assets that constitute a division or line of business, or one or more hotel properties, of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions, by FelCor LP or FelCor or any of their Restricted Subsidiaries to any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries of:
(1) all or any of the Capital Stock of any Restricted Subsidiary other than sales permitted under clause (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant described below,

(2) all or substantially all of the property and assets of an operating unit or business of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, or
(3) any other property and assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries outside the ordinary course of business of FelCor LP or FelCor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of FelCor LP and FelCor; provided that “Asset Sale” shall not include:

•	sales or other dispositions of inventory, receivables and other current assets;

•	sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions;

•
sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy the requirements set forth in the second bullet of clause (1) of the second paragraph of the “Limitation on Asset Sales” covenant;

•	sales or other dispositions of assets for consideration of like-kind so long as such consideration has a fair market value at least equal to the value of the assets sold or disposed of;

•	the sale or other disposition of cash or Cash Equivalents;

•	dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;

•	a Restricted Payment that is permitted by the covenant described below under the caption “Limitation on Restricted Payments”; or

•	the creation of a Lien not prohibited by the Indenture and the sale of assets received as a result of the foreclosure upon a Lien.
“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:
(1) the sum of the products of:

•	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

•	the amount of such principal payment; by
(2) the sum of all such principal payments.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.
“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.
“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
“Change of Control” means such time as a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of FelCor or, other than by FelCor, of FelCor LP on a fully diluted basis.
“Closing Date” means the date the Notes were initially issued under the Indenture.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.
“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:
(1) Consolidated Interest Expense, and to the extent not reflected in Consolidated Interest Expense but otherwise deducted in calculating Adjusted Consolidated Net Income, (i) amortization of original issue discount with respect to (x) the Notes and (y) any other Indebtedness incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

(2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets),
(3) depreciation expense,
(4) amortization expense, and
(5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for FelCor LP, FelCor and their respective Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:

•	the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

•	the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Consolidated Interest Expense” means, for any period, without duplication, the aggregate amount of interest expense in respect of Indebtedness during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, including, without limitation:

•
for all purposes other than the covenant “Limitation on Restricted Payments,” the interest portion of any deferred payment obligation not incurred in the ordinary course of business, calculated in accordance with GAAP;

•
solely for the purposes of the covenant “Limitation on Restricted Payments,” (i) amortization of original issue discount with respect to (x) the Notes, (y) the Existing Senior Secured Notes and (z) any other Indebtedness incurred after the Closing Date and (ii) the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

•	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

•	the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of FelCor LP, FelCor or any of their respective Restricted Subsidiaries; and

•
all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by FelCor LP, FelCor and their respective Restricted Subsidiaries;

excluding (A) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof), (B) any premiums, fees and expenses (and any amortization thereof) paid in connection with the incurrence of any Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP, and (C) any non-cash interest expense arising from the application of Statement of Financial Accounting Standards No. 133 or the adoption of FASB Staff Position No. APB 14-1.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:
(1) required to be redeemed prior to the Stated Maturity of the Notes,

(2) redeemable at the option of the holder of such class or series of Capital Stock, other than Units, at any time prior to the Stated Maturity of the Notes, or
(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes;
provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to FelCor LP’s repurchase of the Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.
“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of FelCor or FelCor LP other than public offerings registered on Form S-8.

“Existing Senior Secured Notes” means FelCor LP’s outstanding 5.625% Senior Secured Notes due 2023.
“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by resolution of the board of directors or a committee thereof, whose determination shall be conclusive.
“Funds From Operations” for any period means the consolidated net income of FelCor LP, FelCor and their respective Restricted Subsidiaries for such period in conformity with GAAP (without taking into account Unrestricted Subsidiaries) excluding gains or losses from debt restructurings and sales of depreciable operating property, plus depreciation of real property (including furniture and equipment) and amortization related to real property and other non-cash charges related to real property, after adjustments for unconsolidated partnerships and joint ventures plus the minority interest in FelCor LP, if applicable.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of July 1, 2009, including, without limitation, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to:

•	the amortization of any expenses incurred in connection with the offering of the Notes; and

•	except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.
“Government Securities” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise), or
(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a guarantee by FelCor LP or FelCor of Indebtedness of a Subsidiary of FelCor LP that is recourse (except upon the occurrence of certain events set forth in the instruments governing such Indebtedness, including, without limitation, fraud, misapplication of funds or other customary recourse provisions) solely to assets pledged to secure such Indebtedness, for so long as such guarantee may not be enforced against FelCor LP or FelCor by the holder of such Indebtedness (except upon the occurrence of such an event), provided that upon the occurrence of such an event, such guarantee shall be deemed to be the incurrence of a “Guarantee” and at the time of such incurrence and during such period as such guarantee may be enforced against FelCor LP or FelCor by the holder of such Indebtedness with respect to such Incurrence, such guarantee shall be deemed to be a “Guarantee” for all purposes under the Indenture. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” means FelCor and the Subsidiary Guarantors, collectively.
“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
“Indebtedness” means, with respect to any Person at any date of determination (without duplication):
(1) all indebtedness of such Person for borrowed money;
(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);
(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;
(5) all Capitalized Lease Obligations;
(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;
(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and
(8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

•
the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP, and

•	Indebtedness shall not include any liability for federal, state, local or other taxes.
“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

•
the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (“Four Quarter Period”); to

•	the aggregate Consolidated Interest Expense during such Four Quarter Period.
In making the foregoing calculation,
(1) pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor (as evidenced by an Officers’ Certificate), to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;
(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;
(3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into FelCor LP or FelCor or any of their respective Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period; provided that to the extent that clause (3) or (4) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more hotel properties, of the Person that is acquired or disposed of to the extent that such financial information is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.
“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:
(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and
(2) the fair market value of the Capital Stock (or any other Investment), held by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant;
provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:

•
“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

•
the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
“Investment Grade” means a rating of the Notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by FelCor LP and FelCor, notice of which shall be given to a Responsible Officer of the Trustee.
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).
“Line of Credit” means one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other debt obligations, including without limitation, that certain Revolving Credit Agreement dated as of December 18, 2012, as amended, by and among FelCor/JPM Hospitality (SPE), L.L.C., DJONT/JPM Hospitality Leasing (SPE), L.L.C., Miami AP Hotel, L.L.C., Charleston Mills House Hotel, L.L.C., FelCor Myrtle Kingston Hotel, L.L.C., and FelCor Myrtle Kingston Lessee, L.L.C. (collectively, “Borrower”), and JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party thereto, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means: (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

•	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

•	provisions for all taxes actually paid or payable as a result of such Asset Sale by FelCor LP, FelCor and their respective Restricted Subsidiaries, taken as a whole;

•
payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale; and

•
amounts reserved by FelCor LP, FelCor and their respective Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.
“Note Guarantee” means a Guarantee by FelCor and the Subsidiary Guarantors for payment of the Notes by such Person. The Note Guarantees will be unsecured senior obligations of each such Person and will be unconditional regardless of the enforceability of the Notes or the Indenture.
“Offer to Purchase” means an offer to purchase Notes by FelCor LP, from the holders commenced by giving a notice to the Trustee and each holder stating:
(1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis, by lot or otherwise in accordance with the procedures of the depositary in the case of a partial redemption;
(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 15 days nor later than 60 days from the date such notice is given) (“Payment Date”);
(3) that any note not tendered will continue to accrue interest pursuant to its terms;
(4) that, unless FelCor LP defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
(6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and
(7) that holders whose Notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.
On the Payment Date, FelCor LP shall:

•
accept the Notes for payment and in the case of a partial redemption, such Notes or portions thereof tendered pursuant to an Offer to Purchase on a pro rata basis, by lot or otherwise in accordance with the procedures of the depositary;

•	deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

•
promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by FelCor LP.

The Paying Agent shall promptly pay to the holders of Notes so accepted an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. FelCor LP shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. FelCor LP shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that FelCor LP is required to repurchase Notes pursuant to an Offer to Purchase.
“Permitted Investment” means:
(1) an Investment in FelCor LP or FelCor or any of their Restricted Subsidiaries or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, FelCor LP or FelCor or any of their Restricted Subsidiaries; provided that such person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such Investment;
(2) Temporary Cash Investments;
(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;
(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “Limitation on Asset Sales” or any disposition of assets or rights not constituting an Asset Sale by reason of the threshold contained in the definition thereof;
(5) stock, obligations or securities received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or received in satisfaction of judgment;
(6) any Investment of FelCor, FelCor LP or any of their Restricted Subsidiaries existing on the date of the Indenture, and any extension, modification or renewal of any such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment as in effect on the Closing Date; and
(7) Guarantees of Indebtedness permitted to be incurred by the primary obligor pursuant to the covenant described under the “Limitation on Indebtedness” covenant.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or other entity.
“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
“Restricted Subsidiary” means any Subsidiary of FelCor LP or FelCor other than an Unrestricted Subsidiary.
“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
“Senior Indebtedness” means the following obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, whether outstanding on the Closing Date or thereafter Incurred:
(1) all Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) of FelCor LP and FelCor under a Line of Credit;
(2) all Indebtedness and all other monetary obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than the Notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly subordinated in right of payment to the Notes; and
(3) Subsidiary Debt.
Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of FelCor LP and FelCor and their respective Restricted Subsidiaries at the rate provided for the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.
“Significant Subsidiary” means, at any determination date, any Restricted Subsidiary that, together with its Subsidiaries:
(1) for the most recent fiscal year of FelCor LP and FelCor, accounted for more than 15% of the consolidated revenues of FelCor LP, FelCor and their respective Restricted Subsidiaries; or
(2) as of the end of such fiscal year, was the owner of more than 15% of the consolidated assets of FelCor LP, FelCor and their respective Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements thereof for such fiscal year.
“S&P” means Standard & Poor’s and its successors.
“Stated Maturity” means:
(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and
(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Stock Pledge” means a security interest in the equity interests of subsidiaries of FelCor and/or FelCor LP.
“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
“Subsidiary Debt” means all Unsecured Indebtedness of which a Restricted Subsidiary is the primary obligor.
“Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of the Notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the Notes and the Indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of the Capital Stock owned by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not then prohibited by the Indenture), (ii) satisfaction and discharge of the obligations under the Indenture or a legal defeasance or covenant defeasance under the Indenture, each as described under “Satisfaction and Discharge of the Indenture” and “Defeasance”, as applicable, (iii) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness (including, without limitation, the release of the Subsidiary Guarantors from their Guarantee of the Existing Senior Secured Notes to the extent that such Subsidiary Guarantors do not Guarantee any other Guaranteed Indebtedness other than the Notes and their Guarantee thereof), except a discharge or release by or as a result of payment under such Guarantee or (iv) such Subsidiary Guarantor being designated as an Unrestricted Subsidiary in accordance with the terms of the Indenture.
“Subsidiary Guarantor” means each Restricted Subsidiary that executes a Subsidiary Guarantee in compliance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant below. As of the Closing Date, the Subsidiary Guarantors will include FelCor/CSS Holdings, L.P., FelCor Hotel Asset Company, L.L.C., FelCor Lodging Holding Company, L.L.C., FelCor Canada Co., FelCor TRS Holdings, L.L.C., FelCor TRS Borrower 4, L.L.C., FelCor Copley Plaza, L.L.C., FelCor St. Pete (SPE), L.L.C., FelCor Esmeralda (SPE), L.L.C., Los Angeles International Airport Hotel Associates, a Texas limited partnership, Madison 237 Hotel, L.L.C., Royalton 44 Hotel, L.L.C., FelCor Milpitas Owner, L.L.C., FelCor Baton Rouge Owner, L.L.C., FelCor Dallas Love Field Owner, L.L.C., Myrtle Beach Owner, L.L.C., FelCor/CMB Buckhead Hotel, L.L.C., FelCor/CMB Marlborough Hotel, L.L.C., FelCor/CMB Orsouth Holdings, L.P., FelCor/CMB SSF Holdings, L.P., FelCor S-4 Hotels (SPE), L.L.C. and FCH/PSH, L.P.
“Temporary Cash Investment” means any of the following:
(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;
(2) time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of FelCor LP or FelCor) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P2” (or higher) according to Moody’s or “A2” (or higher) according to S&P (or such similar equivalent rating);

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s (or such similar equivalent rating);
(6) money market funds at least 95% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (5) of this definition;
(7) repurchase obligations of any commercial bank organized under the laws of the United States of America or any state thereof having capital and surplus aggregating at least $500.0 million, having a term of not more than 30 days, with respect to securities referred to in clause (2) of this definition; and (8) instruments equivalent to those referred to in clauses (1) to (7) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by a Restricted Subsidiary organized in such jurisdiction.
“Total Assets” means the sum of:
(1) Undepreciated Real Estate Assets; and
(2) all other assets of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP (but excluding intangibles and accounts receivables).
“Total Unencumbered Assets” as of any date means the sum of:
(1) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and
(2) all other assets (but excluding intangibles and accounts receivable) of FelCor LP, FelCor and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.
“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Date” means, with respect to the Incurrence of any Indebtedness by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to FelCor LP or FelCor or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of FelCor LP, FelCor and their Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.
“Units” means the limited partnership units of FelCor LP, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of FelCor are redeemable for cash or Common Stock of FelCor.
“Unrestricted Subsidiary” means
(1) any Subsidiary of FelCor LP or FelCor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below;
(2) any Subsidiary of an Unrestricted Subsidiary; and
(3) any entity that is designated as an “Unrestricted Subsidiary” pursuant to the indenture governing the Existing Senior Secured Notes as of the date hereof, which such entities are as follows: Minneapolis ES Leasing, L.L.C., Myrtle Beach Leasing, L.L.C., FelCor Union Square Lessee, L.L.C., BHR Operations, L.L.C., BHR

Canada Tenant Company, DJONT/CMB FCOAM, L.L.C., DJONT/CMB Orsouth Leasing, L.L.C., DJONT/JPM Phoenix Leasing, L.L.C., DJONT/JPM Leasing, L.L.C., FCH/SH Leasing II, L.L.C., FelCor S-4 Leasing (SPE), L.L.C., FCH/SH Leasing, L.L.C., DJONT Leasing, L.L.C., DJONT/Charlotte Leasing, L.L.C., DJONT/Indianapolis Leasing, L.L.C., FelCor FQ Lessee, L.L.C., FelCor Lombard Lessee, L.L.C., FelCor Raleigh Lessee, L.L.C., FelCor San Antonio NW Lessee, L.L.C., Napa ES Leasing, L.L.C., FelCor Copley Plaza Leasing, L.L.C., Madison 237 Hotel Leasing, L.L.C., Royalton 44 Hotel Leasing, L.L.C.
The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of FelCor LP or FelCor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

•
any Guarantee by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by FelCor LP or FelCor or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

•
either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

•
if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

•	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

•
all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
“Unsecured Indebtedness” means any Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.
Covenants
The Indenture contains, among others, the following covenants; provided that the Indenture provides that the “Limitation on Sale-Leaseback Transactions,” the “Limitation on Restricted Payments,” the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries,” the “Limitation on Issuances of Guarantees by Restricted Subsidiaries,” clauses (3) and (4) of “Consolidation, Merger and Sale of Assets,” and the “Limitation on Transactions with Affiliates” covenants will automatically not be applicable in the event, and only for so long as, the Notes are rated Investment Grade and no Default or

Event of Default has occurred and is continuing. Under the terms of the Indenture, the Trustee has no duty to inquire as to, ascertain compliance with, or make any calculations relating to the performance of the covenants summarized below.
Limitation on Indebtedness
(1) Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Adjusted Total Assets.
(2) Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis is greater than 45% of Adjusted Total Assets.
(3) Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness; provided that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis would be greater than 2.0 to 1.
(4) Notwithstanding paragraphs (1), (2) or (3), FelCor LP or FelCor or any of their respective Restricted Subsidiaries (except as specified below) may Incur each and all of the following:
(A) Indebtedness outstanding under any Line of Credit at any time in an aggregate principal amount not to exceed the greater of (a) $400 million and (b) 15% of Adjusted Total Assets, less any amount of such Indebtedness under any Line of Credit permanently repaid as provided under the “Limitation on Asset Sales” covenant described below;
(B) Indebtedness owed to:

•	FelCor LP or FelCor evidenced by an unsubordinated promissory note; or

•	to any Restricted Subsidiary,
provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to FelCor LP or FelCor or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);
(C) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness (other than Indebtedness Incurred under clause (A), (B), (D) or (F) of this paragraph (4)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that ranks equally with or subordinate in right of payment to, the Notes shall only be permitted under this clause (C) if:

•
in case the Notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, ranks equally with or is expressly made subordinate in right of payment to the remaining Notes;

•
in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes; and

•
such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and

provided , further, that in no event may Indebtedness of FelCor LP or FelCor or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (C);
(D) Indebtedness:

•	in respect of performance, surety or appeal bonds provided in the ordinary course of business,

•
under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect FelCor LP or FelCor or any of their respective Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

•
arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;

(E) Indebtedness of FelCor LP or FelCor, to the extent the net proceeds thereof are promptly:

•	used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control, or

•	deposited to defease the Notes as described below under “Defeasance;”
(F) Guarantees of the Notes and the Existing Senior Secured Notes and Guarantees of Indebtedness of FelCor LP or FelCor by any of their respective Restricted Subsidiaries provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant described below; or

(G) Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries Incurred on or after the Closing Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed $150 million.
(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
(6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.
For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, each of FelCor LP and FelCor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that FelCor LP and FelCor must classify such item of Indebtedness in an identical fashion; provided further that FelCor LP and FelCor may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant.
Maintenance of Total Unencumbered Assets
FelCor LP, FelCor and their respective Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis.
Limitation on Sale-Leaseback Transactions
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby any of them sells or transfers such assets or properties and then or thereafter leases such assets or properties or any substantial part thereof.
The foregoing restriction does not apply to any sale-leaseback transaction if:
(1) the lease is for a period, including renewal rights, of not in excess of three years;
(2) the lease secures or relates to industrial revenue or pollution control bonds;
(3) the transaction is solely between FelCor LP or FelCor and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or
(4) FelCor LP or FelCor or any of their respective Restricted Subsidiaries, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1) or (2) of the second paragraph of the “Limitation on Asset Sales” covenant described below.

Limitation on Restricted Payments
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly:
(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than:

•	dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock; and

•	pro rata dividends or distributions on Common Stock of FelCor LP or any Restricted Subsidiary held by minority stockholders;
(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:

•
FelCor LP, FelCor or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries unless in connection with such purchase the Unrestricted Subsidiary is designated as a Restricted Subsidiary; or

•
a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of FelCor LP or FelCor (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of FelCor LP or FelCor;

(3) make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of FelCor LP or FelCor that is subordinated in right of payment to the Notes; or
(4) make an Investment, other than a Permitted Investment, in any Person
(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:
(A) a Default or Event of Default shall have occurred and be continuing;
(B) FelCor LP or FelCor could not Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant;
(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after September 30, 2009, shall exceed the sum of:

•
95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by FelCor LP or FelCor or any of their respective Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on October 1, 2009 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

•
the aggregate Net Cash Proceeds received by FelCor LP or FelCor after September 30, 2009 from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of FelCor LP or FelCor, including an issuance or sale permitted by the Indenture of Indebtedness of FelCor LP or FelCor for cash subsequent to September 30, 2009 upon the conversion of such Indebtedness into Capital Stock (other than

Disqualified Stock) of FelCor LP or FelCor, or from the issuance to a Person who is not a Subsidiary of FelCor LP or FelCor of any options, warrants or other rights to acquire Capital Stock of FelCor LP or FelCor (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable for cash at the option of the holder, or are required to be redeemed for cash, prior to the Stated Maturity of the Notes), plus

•
an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to FelCor LP or FelCor or any of their respective Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by FelCor LP, FelCor and their respective Restricted Subsidiaries in such Person or Unrestricted Subsidiary, plus

•	the purchase price of noncash tangible assets acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor subsequent to September 30, 2009.
As of March 31, 2015, the amount of Restricted Payment capacity under the foregoing clause (C) of this covenant was $607.7 million. Notwithstanding the foregoing, FelCor LP or FelCor may declare or pay any dividend or make any distribution, so long as FelCor believes in good faith that FelCor qualifies as a REIT under the Code and the declaration or payment of any dividend or the making of any distribution is necessary either to maintain FelCor’s status as a REIT under the Code for any calendar year or to enable FelCor to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by FelCor to its shareholders, with such distribution to be made as and when determined by FelCor, whether during or after the end of, the relevant calendar year, if:

•	the aggregate principal amount of all outstanding Indebtedness of FelCor LP or FelCor on a consolidated basis at such time is less than 80% of Adjusted Total Assets, and

•	no Default or Event of Default shall have occurred and be continuing.
The foregoing provisions shall not be violated by reason of:
(1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (C) of paragraph (4) of the “Limitation on Indebtedness” covenant;
(3) the repurchase, redemption or other acquisition of Capital Stock of FelCor LP or FelCor or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);
(4) the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of FelCor LP or FelCor which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, shares of the Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);
(5) payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of FelCor LP or FelCor;
(6) the payment of cash (i) in lieu of the issuance of fractional shares of equity interests upon conversion, redemption or exchange of securities convertible into or exchangeable for equity interests of FelCor and (ii) in lieu of the issuance of whole shares of equity interests upon conversion, redemption or exchange of securities convertible into or exchangeable for equity interests of FelCor in an aggregate amount not to exceed $5 million;
(7) the acquisition or re-acquisition, whether by forfeiture or in connection with satisfying applicable payroll withholding tax obligations, of Capital Stock of FelCor or FelCor LP in connection with the administration of their equity compensation programs in the ordinary course of business;
(8) declaration or payment of any cash dividend or other cash distribution in respect of Capital Stock of FelCor, FelCor LP or its respective Restricted Subsidiaries constituting Preferred Stock, so long as the Interest Coverage Ratio contemplated by paragraph (3) of the “Limitation on Incurrence of Indebtedness” covenant shall be greater than or equal to 2.0 to 1;
(9) Investments in any Person or Persons in an aggregate amount not to exceed $200 million;
(10) Restricted Payments in an aggregate amount not to exceed $150 million; provided that at the time of, and after giving effect to, the proposed Restricted Payment FelCor LP and FelCor could have incurred at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant; or
(11) the repayment, defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated in right of payment or Disqualified Stock of FelCor or FelCor LP (a) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary) of, the Disqualified Stock of FelCor or FelCor LP, or (b) pursuant to a required change of control offer or asset sale offer arising from a Change of Control or Asset Sale, as the case may be, provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all Notes tendered by holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value, provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.
Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payment referred to in clause (2) of this paragraph, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of this paragraph, an Investment referred to in clause (9) of this paragraph or a Restricted Payment referred to in clause (10) of this paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.
Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

•
pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by FelCor LP or FelCor or any of their respective Restricted Subsidiaries,

•	pay any Indebtedness owed to FelCor LP, FelCor or any other Restricted Subsidiary,

•	make loans or advances to FelCor LP, FelCor or any other Restricted Subsidiary, or

•	transfer its property or assets to FelCor LP, FelCor or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:
(1) existing on the Closing Date in the Indenture, the Line of Credit, the indenture governing the Existing Senior Secured Notes or any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
(2) existing under or by reason of applicable law;
(3) existing with respect to any Person or the property or assets of such Person acquired by FelCor LP, FelCor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;
(4) in the case of the last bullet in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

•	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

•
existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of FelCor LP, FelCor or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

•
arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of FelCor LP, FelCor or any Restricted Subsidiary in any manner material to FelCor LP, FelCor and their respective Restricted Subsidiaries taken as a whole;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or
(6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

•	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by FelCor LP and FelCor), and

•	each of FelCor LP and FelCor determines that any such encumbrance or restriction will not materially affect such Persons’ ability to make principal or interest payments on the Notes.
Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent FelCor LP, FelCor or any Restricted Subsidiary from:

•	creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the Indenture, or

•
restricting the sale or other disposition of property or assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that secure Indebtedness of FelCor LP, FelCor or any of their respective Restricted Subsidiaries.

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries
Neither FelCor LP nor FelCor shall sell, and neither FelCor LP nor FelCor shall permit any of their respective Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:
(1) to FelCor LP, FelCor or a Wholly Owned Restricted Subsidiary;
(2) issuances of director’s qualifying shares or sales to individuals of shares of Restricted Subsidiaries, to the extent required by applicable law or to the extent necessary to obtain local liquor licenses;
(3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or
(4) sales of not greater than 20% of the Capital Stock of a newly-created Restricted Subsidiary made in connection with, or in contemplation of, the acquisition or development by such Restricted Subsidiary of one or more properties to any Person that is, or is an Affiliate of, the entity that provides, franchise management or other services, as the case may be, to one or more properties owned by such Restricted Subsidiary.
Limitation on Issuances of Guarantees by Restricted Subsidiaries
Neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of FelCor LP, FelCor or any Subsidiary Guarantor, other than the Notes of FelCor LP, FelCor or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless:
(1) such Restricted Subsidiary executes and delivers the Indenture and becomes a Subsidiary Guarantor or, if after the Closing Date, substantially simultaneously executes and delivers a supplemental Indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary; and
(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against FelCor LP, FelCor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;
provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness:

•	ranks equally in right of payment with the Notes or Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee; or

•
is subordinate in right of payment to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or Subsidiary Guarantee.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:
(1) any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of Capital Stock held by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture);
(2) satisfaction or discharge of the obligations under the Indenture or a legal defeasance or covenant defeasance under the Indenture, each as described under “Satisfaction and Discourse of the Indenture” and “Defeasance”, as applicable;

(3) the unconditional and complete release of such Subsidiary Guarantor from its Guarantee of all Guaranteed Indebtedness (including, without limitation, the release of such Subsidiary Guarantor from its Guarantee of the Existing Senior Secured Notes to the extent that such Subsidiary Guarantor does not Guarantee any other Guaranteed Indebtedness other than the Notes and its Guarantee thereof), except a discharge or release by or as a result of payment under such Guarantee; or
(4) such Subsidiary Guarantor being designated as an Unrestricted Subsidiary in accordance with the terms of the Indenture.
For the avoidance of doubt, FelCor and FelCor LP may release a Subsidiary Guarantor from its Subsidiary Guarantee under the Notes substantially simultaneously with the release of such Subsidiary Guarantor from all other Guarantees of any Indebtedness of Felcor LP, FelCor and any other Subsidiary Guarantor for so long as such Restricted Subsidiary does not Guarantee any Indebtedness of FelCor LP or FelCor.
Limitation on Transactions with Affiliates
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of FelCor LP or FelCor or with any Affiliate of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, except upon fair and reasonable terms no less favorable to FelCor LP, FelCor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.
The foregoing limitation does not limit, and shall not apply to:
(1) transactions (A) approved by a majority of the independent directors of FelCor (or a committee comprised solely of independent directors) or (B) for which FelCor LP, FelCor or any Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to FelCor LP, FelCor or such Restricted Subsidiary from a financial point of view;
(2) any transaction solely between FelCor LP or FelCor and any of their respective Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;
(3) the payment of reasonable and customary fees and expenses to directors of FelCor who are not employees of FelCor;
(4) any payments or other transactions pursuant to any tax-sharing agreement between FelCor LP or FelCor and any other Person with which FelCor LP or FelCor files a consolidated tax return or with which FelCor LP or FelCor is part of a consolidated group for tax purposes;
(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;
(6) transactions pursuant to agreements or arrangements in effect on the Closing Date or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to FelCor, FelCor LP and their Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date;
(7) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by FelCor, FelCor LP or any of their Restricted Subsidiaries with officers and employees of FelCor or any of its Restricted Subsidiaries that are Affiliates of FelCor or FelCor LP and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been approved by the Board of Directors of FelCor;

(8) commission, payroll, travel and similar advances or loans (including payment or cancellation thereof) to officers and employees of FelCor or any of its Restricted Subsidiaries;
(9) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or
(10) any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity.
Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (10) of the immediately foregoing paragraph,

•	the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above, and

•	the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.
Limitation on Asset Sales
Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:
(1) the consideration received by FelCor LP, FelCor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and
(2) at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, with respect to the sale of one or more hotel properties, that up to 75% of the consideration may consist of Indebtedness of the purchaser of such hotel properties; provided, further, that such Indebtedness is secured by a first priority Lien on the hotel property or properties sold.
In the event and to the extent that the Net Cash Proceeds received by FelCor LP, FelCor or such Restricted Subsidiary from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 15% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries has been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant), then FelCor LP or FelCor shall or shall cause the relevant Restricted Subsidiary to:
(1) within 24 months after the date Net Cash Proceeds so received exceed 15% of Adjusted Consolidated Net Tangible Assets:

•
apply an amount equal to such excess Net Cash Proceeds to permanently reduce Senior Indebtedness of FelCor LP, FelCor, or any Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than FelCor LP, FelCor or any of their respective Restricted Subsidiaries, or

•
invest an equal amount, or the amount not so applied pursuant to the foregoing bullet (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Restricted Subsidiary having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries existing on the date of such investment, and

(2) apply (no later than the end of the applicable 24-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant.
The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 24-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $25 million, FelCor LP must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the Notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other Indebtedness plus, in each case, accrued interest and Additional Interest (if any) to the Payment Date; provided such Offer to Purchase shall not be required to be made on a pro rata basis to the holders of such other pari passu Indebtedness if the Net Cash Proceeds would constitute proceeds from the sale of “collateral” with respect to such other pari passu Indebtedness and another offer to purchase had previously been made to such holders with respect to such proceeds pursuant to any “collateral asset sale offer to purchase” or similar provision under the definitive agreements governing such pari passu Indebtedness.
If the aggregate principal amount of the Notes and the other Indebtedness that is pari passu with the notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and the other Indebtedness that is pari passu with the Notes will be purchased on a pro rata basis based on the principal amount of the Notes and the other Indebtedness that is pari passu with the Notes tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds.
Repurchase of Notes upon a Change of Control
FelCor LP must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest and Additional Interest (if any) to the Payment Date.
There can be no assurance that FelCor LP will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of FelCor LP or FelCor that might be outstanding at the time). The above covenant requiring FelCor LP to repurchase the Notes will, unless consents are obtained, require FelCor LP to repay all Indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.
Subject to the following paragraph, the provisions described above that require FelCor to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that FelCor repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
FelCor will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Issuer and purchases all notes validly tendered and not withdrawn under such Offer to Purchaser. Notwithstanding anything to the contrary herein, an Offer to Purchaser may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase.
FelCor will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws or regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

SEC Reports and Reports to Holders
Whether or not FelCor LP or FelCor is then required to file reports with the SEC, FelCor LP and FelCor shall file with the SEC all such reports and other information as they would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto; provided that, if filing such documents by FelCor LP or FelCor with the SEC is not permitted under the Exchange Act, FelCor LP or FelCor shall provide such documents to the Trustee and upon written request supply copies of such documents to any prospective holder within the time period specified by the SEC as if FelCor LP and FelCor were then permitted to file such documents with the SEC; provided, further, that if the rules and regulations of the SEC permit FelCor LP and FelCor to file combined reports or information pursuant to the Exchange Act, FelCor LP and FelCor may file combined reports and information. FelCor LP and FelCor shall supply the Trustee and each holder who makes a written request for copies, copies of such reports and other information.
Events of Default
Events of Default under the Indenture include the following:
(1) default in the payment of principal of, or premium, if any, on any note when they are due and payable at maturity, upon acceleration, redemption or otherwise;
(2) default in the payment of interest on any note when they are due and payable, and such default continues for a period of 30 days;
(3) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of FelCor LP and FelCor or the failure by FelCor LP to make or consummate an Offer to Purchase in accordance with the “Limitations on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenants;
(4) FelCor LP or FelCor defaults in the performance of or breaches any other covenant or agreement of FelCor LP or FelCor in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes;
(5) there occurs with respect to any issue or issues of Indebtedness of FelCor LP or FelCor or any Significant Subsidiary having an outstanding principal amount of $30 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created:

•
an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; or

•
the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $30 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

•	shall be rendered against FelCor LP or FelCor or any Significant Subsidiary and shall not be paid or discharged; and

•
there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $30 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for:

•	relief in respect of FelCor LP or FelCor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

•
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or any Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary; or

•
the winding up or liquidation of the affairs of FelCor LP or FelCor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(8) FelCor LP or FelCor or any Significant Subsidiary:

•
commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

•
consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary;

•	effects any general assignment for the benefit of its creditors; or
(9) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or any Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.
If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to FelCor LP or FelCor) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to FelCor LP and FelCor (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by FelCor LP, FelCor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
If an Event or Default specified in clause (7) or (8) above occurs with respect to FelCor LP or FelCor, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to FelCor LP, FelCor and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

•
all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
As to the waiver of defaults, see “—Modification and Waiver.”
The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:
(1) the holder gives the Trustee written notice of a continuing Event of Default;
(2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;
(3) such holder or holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense;
(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.
However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder, except to the extent that the institution or prosecution thereof or the entry of judgment thereon would, under applicable law, result in the surrender, impairment, waiver or loss of any Lien upon any property subject to such Lien in favor of the secured parties.
The Indenture requires certain officers of FelCor LP and FelCor to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of FelCor LP and FelCor and their respective Restricted Subsidiaries and of their performance under the Indenture and that FelCor LP and FelCor have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. FelCor LP and FelCor will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.
Consolidation, Merger and Sale of Assets
Neither FelCor LP nor FelCor will merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into FelCor LP or FelCor unless:
(1) FelCor LP or FelCor shall be the continuing Person, or the Person (if other than FelCor LP or FelCor) formed by such consolidation or into which FelCor LP or FelCor is merged or that acquired or leased such property and assets of FelCor LP or FelCor shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of FelCor LP or FelCor on the notes and under the Indenture;
(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(3) immediately after giving effect to such transaction on a pro forma basis FelCor LP or FelCor, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant; provided that this clause (3) shall not apply to a consolidation or merger among Wholly Owned Restricted Subsidiaries of FelCor or FelCor LP with or into one or more Wholly Owned Restricted Subsidiaries or of one or more Wholly Owned Subsidiaries with or into FelCor or FelCor LP; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or FelCor LP or FelCor) shall be issued or distributed to the holders of Capital Stock of FelCor LP or FelCor; and

(4) FelCor LP or FelCor delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3), if applicable) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clause (3) above does not apply if, in the good faith determination of the Board of Directors of FelCor LP or FelCor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of FelCor LP or FelCor; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.
Satisfaction and Discharge of the Indenture
The Indenture provides that FelCor LP, FelCor and the Subsidiary Guarantors may terminate their obligations under the Indenture, the Notes and the Subsidiary Guarantees if:
(1) all Notes previously authenticated and delivered have been delivered to the Trustee for cancellation and FelCor LP has paid all sums payable by it under the Indenture; or
(2)(A) all such Notes become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption,
(B) FelCor LP irrevocably deposits in trust with the Trustee during such one year period, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee, money or U.S. Government Obligations sufficient, without consideration of any reinvestment of any interest thereon, to pay principal, premium, if any, and interest on the Notes to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture,
(C) no Default or Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit,
(D) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which FelCor or FelCor LP is a party or by which they are bound, and
(E) FelCor and FelCor LP have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, stating that all conditions have been complied with.
Defeasance
Defeasance and Discharge. The Indenture provides that FelCor LP, FelCor and the Subsidiary Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes or any Subsidiary Guarantee on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other things: certain obligations to register the transfer or exchange of the Notes; to replace stolen, lost or mutilated Notes; to maintain paying agencies and to hold monies for payment in trust) if, among other things:
(1) FelCor LP has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;
(2) FelCor LP has delivered to the Trustee:
(A) either

•
an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of FelCor LP’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

•	a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and
(B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940;
(3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which FelCor LP, FelCor or any of their respective Restricted Subsidiaries is a party or by which FelCor LP, FelCor or any of their respective Restricted Subsidiaries are bound; and
(4) if at such time the Notes are listed on a national securities exchange, FelCor LP has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.
Defeasance of Certain Covenants and Certain Events of Default.
The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (3) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (4) under “Events of Default” with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default upon, among other things:
(1) the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;
(2) the satisfaction of the provisions described in clauses (2)(B), (3) and (4) of the preceding paragraph titled “Defeasance and Discharge;” and
(3) the delivery by FelCor LP to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.
Defeasance and Certain Other Events of Default.
In the event FelCor LP exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, FelCor LP, FelCor and the Subsidiary Guarantors will remain liable for such payments.

Modification and Waiver
Subject to certain limited exceptions, modifications and amendments of the Indenture may be made by FelCor LP, FelCor and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of each holder affected thereby:
(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;
(2) reduce the principal amount of, or premium, if any, or interest on, any note;
(3) change the place of payment of principal of, or premium, if any, or interest on, any note;
(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;
(5) reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture;
(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes;
(7) voluntarily release a Guarantor of the Notes; or
(8) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.
Notwithstanding the preceding, FelCor LP, FelCor, and the Subsidiary Guarantors, when authorized by a resolution of their board of directors, and the trustee may amend or supplement the Indenture or the Notes without notice to or the consent of any holder of the Notes:
(1) to cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;
(2) to comply with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” or “Consolidation, Merger and Sale of Assets” covenants;
(3) to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;
(4) to evidence and provide for the acceptance of appointment of the Indenture by a successor Trustee;
(5) to secure or Guarantee the Notes;
(6) to make any change that, in the good faith opinion of the board of directors as evidenced by a board resolution, does not materially and adversely affect the rights of any holder.
No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees
The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of FelCor LP or FelCor in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of FelCor LP, FelCor or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee
The Indenture provides that the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders unless such holders have offered to the Trustee security or indemnity satisfactory to it against any costs, expenses or liabilities that might be incurred by it in compliance with such request or direction. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
The Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the Indenture contain limitations on the rights of the Trustee, should it become a creditor of FelCor LP or FelCor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book Entry; Delivery and Form

We will issue the Exchange Notes in the form of one or more global notes, or Global Exchange Note. The Global Exchange Note will be deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of the DTC or its nominee.

The Original Notes sold in reliance on Rule 144A are represented by one or more permanent global notes in definitive, fully registered form without interest coupons, each an Old Global Note, and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. The Exchange Notes issued in the exchange for the Old Global Notes will also be issued in the form of one or more Global Exchange Notes and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.

Except as set forth below, the Global Exchange Note may be transferred, in whole and not in part, and only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Exchange Note directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. DTC has advised us that it is:

▪	a limited purpose trust company organized under the laws of the State of New York;

▪	a “banking organization” within the meaning of the New York State Banking Law;

▪	a member of the Federal Reserve System;

▪	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

▪	a “clearing agency” registered under Section 17A of the Exchange Act
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a Global Exchange Note, that nominee will be considered the sole owner or holder of the Exchange Notes represented by that Global Exchange Note for all purposes under the Indenture. Except as provided below under “-Certificated Notes,” owners of beneficial interests in a Global Exchange Note:

▪	will not be entitled to have the Exchange Notes represented by the Global Exchange Note registered in their names;

▪	will not receive or be entitled to receive physical, certificated Exchange Notes; and

▪
will not be considered the owners or holders of the Exchange Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Exchange Note must rely on the procedures of DTC to exercise any rights of a holder of the Exchange Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Exchange Notes represented by a Global Exchange Note will be made by the trustee to DTC's nominee as the registered holder of the Global Exchange Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Exchange Note desires to take any action that DTC, as the holder of the Global Exchange Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the Exchange Notes represented by the Global Exchange Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Exchange Note. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Exchange Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Exchange Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Exchange Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Exchange Note for any Exchange Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Exchange Note owning through such participants. Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee, Registrar and Paying Agent nor the Company will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If DTC is at any time unwilling or unable to continue as a depositary for the Global Exchange Notes and a successor depositary is not appointed by FelCor LP within 90 days, FelCor LP will issue new certificated notes, or Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in exchange for the Old Global Notes and the Global Exchange Notes.

Holders of interests in an Old Global Note or a Global Exchange Note may receive Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax consequences of the exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
This summary is limited to the U.S. Federal income tax consequences of persons who are treated as U.S. persons under the Code who are original beneficial owners of the Original Notes, who exchange the Original Notes for the Exchange Notes in the Exchange Offer, and that will hold the Exchange Notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as Holders. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular circumstances or status, such as Holders who are not U.S. persons, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, trusts, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who acquired or hold the Original Notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (“IRS”), with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.
If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the Original Notes and participates in the Exchange Offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Original Notes, you should consult your tax advisor regarding the tax consequences of the exchange of the Original Notes for the Exchange Notes pursuant to the Exchange Offer.
This summary is for general information only. Persons considering the exchange of the Original Notes for the Exchange Notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the Original Notes, as well as the application of state, local and foreign income and other tax laws.
Exchange of an Original Note for an Exchange Note Pursuant to the Exchange Offer
The Exchange Notes described herein will not differ materially in kind or extent from the Original Notes. Your exchange of the Original Notes for the Exchange Notes will not constitute a taxable disposition of the Original Notes for United States federal income tax purposes. As a result, (1) you will not recognize taxable income, gain or loss on such exchange, (2) your holding period for the Exchange Notes will generally include the holding period for the Original Notes so exchanged, and (3) your adjusted tax basis in the Exchange Notes will generally be the same as your adjusted tax basis in the Original Notes so exchanged.
Accounting Treatment
The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss will be recognized by us for accounting purposes. The expenses related to the Exchange Offer and the unamortized debt issue costs related to the issuance of the Original Notes will be amortized over the remaining term of the Exchange Notes.
Certain ERISA Considerations
The following is a summary of certain considerations associated with the purchase of the Exchange Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or collectively similar laws, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement referred to herein as a Plan.

General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
In considering an investment in the Exchange Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Exchange Notes by an ERISA Plan with respect to which we or our Guarantors or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Exchange Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Exchange Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable similar laws.
Representation
Accordingly, by acceptance of an Exchange Notes, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Exchange Notes constitutes assets of any Plan or (ii) the purchase and holding of the Exchange Notes (and the exchange of the Original Notes for the Exchange Notes) by such purchaser or transferee will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable similar laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Exchange Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the Exchange Notes.

PLAN OF DISTRIBUTION
Any broker-dealer that holds the Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than any Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 180 days from the effective date of the registration statement of which this prospectus forms a part.
We will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of the Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of the Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of each series of the Original Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters with regard to the validity of the Exchange Notes and the Guarantees will be passed upon for us and the Guarantors by Polsinelli PC, Dallas, Texas.
EXPERTS
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the combined Annual Reports on Form 10-K of FelCor Lodging Limited Partnership and FelCor Lodging Trust Incorporated for the year ended December 31, 2014, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
FelCor and FelCor LP jointly file annual, quarterly and current reports, and FelCor files proxy statements and other information, with the Commission. Our Commission filings are available to the public from the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
In order to obtain timely delivery, you must request such documents no later than five business days before the expiration date. The expiration date is September 4, 2015.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We are filing with the Commission a registration statement on Form S-4 relating to the Exchange Notes. This prospectus is a part of the registration statement, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus. In addition, as allowed by the Commission’s rules, this prospectus incorporates by reference important business and financial information about FelCor and/or FelCor LP that is not included or delivered with this prospectus.
We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 27, 2015;

•
FelCor’s definitive proxy statement on Schedule 14A, filed with the Commission on April 8, 2015, which includes the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 1, 2015; and

•	Current Reports on Form 8-K filed with the Commission on March 30, 2015, April 14, 2015, May 14, 2015, May 15, 2015, May 20, 2015, May 22, 2015, June 9, 2015, and July 29, 2015.
All documents filed by FelCor and/or FelCor LP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the end of the offering pursuant to this prospectus shall also be deemed to be incorporated herein by reference. In addition, all documents FelCor and/or FelCor LP may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus. We are not, however, incorporating by reference any document or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any such information incorporated by reference would be an important part of this prospectus. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.
You may request copies of these filings with the Commission and forms of documents pertaining to the securities offered hereby referred to in this prospectus without charge, from our website at www.felcor.com or by requesting them in writing or by telephone at:

FelCor Lodging Trust Incorporated
Attention: Investor Relations
545 E. John Carpenter Freeway, Suite 1300
Irving, Texas 75062
(972) 444-4900

In order to obtain timely delivery of such documents, holders of the Original Notes must request this information no later than five business days prior to the expiration date of the Exchange Offer for the Original Notes.

FelCor Lodging Limited Partnership
OFFER TO EXCHANGE

$475,000,000 aggregate principal amount of 6.000% Senior Notes due 2025 and related guarantees for all outstanding 6.000% Senior Notes due 2025 issued on May 21, 2015

Prospectus
August 3, 2015
Each broker‑dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker‑dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker‑dealer in connection with resales of the Exchange Notes received in exchange for the Original Notes where such Original Notes were acquired by such broker‑dealer as a result of market‑making activities or other trading activities. We have agreed to make this prospectus available to any participating broker‑dealer for use in connection with any such resale for up to 180 days from the effective date of the registration statement of which this prospectus forms a part. See “Plan of Distribution.”